UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. )

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The Greenbrier Companies, Inc.

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2019 The Greenbrier Companies Notice of Annual Meeting of Shareholders & Proxy Statement

LETTER TO OUR SHAREHOLDERS

“2018 WAS AN EXCITING YEAR FOR GREENBRIER. WE DELIVERED STRONG PERFORMANCE AND MUCH WAS ACCOMPLISHED. LOOKING FORWARD, WE WILL CONTINUE TO FOCUS ON DELIVERING SHAREHOLDER VALUE, AND POSITIONING THE COMPANY FOR LONG-TERM GROWTH.”

William A. Furman

Chairman, Chief Executive Officer and President

November 2018

Letter to Our Shareholders

To Our Shareholders:

On behalf of our Board of Directors, I am pleased to invite you to attend the 2019 Annual Meeting of Shareholders at 2:00 p.m. on Wednesday, January 9, 2019. The meeting will be held at the Benson Hotel located in Portland, Oregon. The annual meeting will include an update on our business operations and a discussion of other important matters. We hope you can attend and look forward to seeing you there.

Our values and culture are the foundation for our strong performance and transformative growth over the last five years

When we were a much smaller enterprise, I defined the core values to guide Greenbrier, including quality, integrity, respect for people, safety and customer commitment. As we have grown we strive to maintain these values that have long defined us. We believe an enduring commitment to these values is essential to Greenbrier’s long-term growth. Success in a manufacturing environment cannot be sustained without daily focus on keeping our employees safe and healthy. Serving our customers by designing and delivering high-quality products and services is another manifestation of our values.

Our Board is actively engaged in Greenbrier’s strategic direction

At Greenbrier, strong corporate governance is foundational to our success. A highly engaged Board of Directors helps Greenbrier test our understanding of our markets and industry trends. The Board meets annually to review the Company’s strategic plan. This year, the Board traveled to several of our worldwide locations to deepen their understanding of our customers, markets, and the cultures where we operate. Active engagement by the Board enables Greenbrier to refine our strategic direction to optimize long-term growth while maximizing current opportunities.

Our growth continues to be guided by diversity of thought, expression and background

Diversity helps business, society and individuals meet our highest potential. Greenbrier maintains a culture of diversity and works with others who share this commitment. Greenbrier’s company-wide talent development initiative emphasizes the importance of workplace diversity. Diversity is not limited to people. While maintaining focus on our key North American market, we continue to pursue new opportunities in geographically and culturally diverse markets around the world. Our growing worldwide footprint and international operations requires heightened cultural awareness from our Board and management team. International diversity allows us to better serve our customers and shareholders in many ways: supplementing our product offerings, accessing new markets and introducing new ideas and viewpoints.

We are committed to continuing engagement with our stakeholders

Greenbrier’s pursuit of growth and innovation is the result of committed focus on what has guided our success until now. This includes unwavering dedication to our customers, shareholders, employees and communities. We regularly engage with customers, attend investor conferences, hold quarterly employee meetings, take an active leadership role in industry associations and contribute our time and resources to community improvement efforts. Greenbrier maintains a commitment to meaningful interactions with our stakeholders. Over time we have emerged as one of the most trusted and respected firms in the freight rail transportation industry. This respect has made us the second-largest freight railcar builder in North America and the largest in South America and Europe. We work to earn this respect and be worthy of it, each day of the year.

Your vote is important

Whether or not you can attend the annual meeting in person, and no matter how many shares you own, please vote your shares as soon as possible. Your vote is very important. You may vote via the internet, by mail or by telephone following the instructions provided in the proxy statement.

On behalf of our Board of Directors and the entire Greenbrier team, we thank you for your continued support.

Sincerely,

William A. Furman

Chairman, Chief Executive Officer and President

November 2018

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

2019 ANNUAL MEETING INFORMATION

Meeting Date: Wednesday January 9, 2019	Meeting Place: Benson Hotel 309 SW Broadway Portland, Oregon	Meeting Time: 2:00 p.m. (Pacific Time)	Record Date: November 7, 2018

PROXY VOTING

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, please promptly vote by telephone or over the Internet, or by completing, signing, dating and returning your proxy card or voting instruction form so that your shares will be represented at the Annual Meeting.

IN PERSON	ONLINE	BY PHONE	BY MAIL

Our Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended August 31, 2018 are available at www.edocumentview.com/GBX.

The Annual Meeting will be webcast live on our website at www.gbrx.com under “Investors”—“Events” beginning at 2:00 p.m. Pacific Time on January 9, 2019. The Annual Meeting is being held for the purpose of voting on the items set forth below and to transact such other business as may properly come before the meeting.

ITEMS TO BE VOTED ON

Proposal 1	—	Election of Directors	Page 4
Proposal 2	—	Advisory Approval of Executive Compensation	Page 16
Proposal 3	—	Approval of Amendment to 2014 Employee Stock Purchase Plan	Page 40
Proposal 4	—	Ratification of Appointment of Independent Auditors	Page 42

As of the date of this notice, the Company has not received notice of any matters, other than those set forth above, that may properly be presented at the Annual Meeting. If any other matters are properly presented for consideration at the meeting, the persons named as proxies on the proxy card, or their duly constituted substitutes, are authorized to vote the shares represented by proxy or otherwise act on those matters in accordance with their judgment.

Holders of record of our Common Stock at the close of business on November 7, 2018 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

Sherrill A. Corbett Secretary November 14, 2018

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. Please read this entire proxy statement carefully before voting. This proxy is first being released to shareholders on November 14, 2018.

PROPOSAL 1 Election of Directors

The Board recommends a vote FOR all Director Nominees

Our Nominating and Corporate Governance Committee and our Board recommend that shareholders vote “FOR” all director nominees as they have determined that each of the nominees possesses the right experience and qualifications to effectively oversee Greenbrier’s business strategy and risk management. All of the nominees are independent and all of the nominees are nominated for a three-year term.

See “Proposal 1, Election of Directors” beginning on page 4 of this Proxy Statement.

DIRECTOR NOMINEES

Name	Primary Occupation & Other Directorships	Age	Director Since	Committee Memberships
Thomas B. Fargo	Retired Military Commander Directorships: Huntington Ingalls Industries (Chairman), Hawaiian Electric Industries, Matson	70	2015	C Chair G
Duane C. McDougall, Lead Director	Retired Chairman & CEO Directorships: Boise Cascade, LLC	66	2003	A,F C G
Donald A. Washburn	Private Investor and former Executive Directorships: Amedisys, Inc. (Chairman), LaSalle Hotel Properties (Trustee)	74	2004	A C G

A Audit Committee	C Compensation Committee	G Governance Committee	F Audit Committee Financial Expert

Director Nominee Highlights

Our Board is pleased at the high caliber of our director nominees. All nominees are independent according to our heightened standard of independence and two of the three nominees hold leadership positions on the Board. Mr. McDougall serves as Lead Director and Admiral Fargo as Chair of the Compensation Committee. Mr. Washburn is our most recent outgoing Chair of the Governance Committee. Together, the nominees have a complementary balance of skills and experience that add to the broad strengths of the Board, including:

•	Public company CEO experience

•	Legal experience

•	Public company board service

•	Military leadership

•	Public policy experience

•	International business experience

•	Financial training and expertise

•	Audit committee financial expert

•	Risk management knowledge and experience

THE GREENBRIER COMPANIES	2019 Proxy Statement	1

Proxy Summary

Corporate Governance Highlights

Our corporate governance policies reflect best practices.

Independent Oversight	•	Greenbrier’s Board is composed of eight independent directors and our CEO and co-founder Bill Furman
	•	All eight independent directors meet the NYSE and SEC standards for independence
	•	Seven of the eight independent directors, including all committee members, committee Chairs, and the Lead Director, meet a heightened standard of independence
	•	Regular executive sessions of independent directors are held at Board and committee meetings
	•	The Board actively oversees strategy and risk management
Board Refreshment	• •	Appointed four new directors since 2014 to replace outgoing directors The Board promotes ongoing director education
	•	Board succession planning is an ongoing process with a focus on diversity and mix of tenure of directors
	•	There is an ongoing process to identify highly qualified candidates for Board service
	•	Annual Board and committee self-assessments are conducted
	•	Directors cannot stand for election after reaching age 77
High Governance Standards	• •	Committed to shareholder engagement Our Code of Business Conduct and Ethics is applicable to all directors and executives
	•	Average attendance of directors at Board and committee meetings exceeds 97% over the last five years
	•	Director and executive stock ownership requirements are maintained
	•	Annual review of all directors’ independence
	•	Hedging of Company stock by directors and executives is prohibited

PROPOSAL 2 Advisory Approval of Executive Compensation	The Board recommends a vote FOR this proposal Our Board recommends that shareholders vote “FOR” the advisory approval of the compensation of our named executive officers for fiscal year 2018.
See “Proposal 2, Advisory Approval of Executive Compensation” beginning on page 16 of this Proxy Statement.

Executive Compensation At-a-Glance

At our 2018 Annual Meeting, roughly 95% of shareholders who voted cast votes in favor of approving the compensation of our named executive officers. With shareholder feedback we have continued to modify our compensation practices by extending the measurement period for long-term incentives from 30 months to 36 months and by adding a relative performance metric.

2018 Performance Highlights

Greenbrier delivered strong performance in fiscal year 2018. Below are a few of the measures used in our executive incentive compensation programs.

Annual Adjusted EBITDA (Pre-Bonus) $339 MILLION Goal: $305 million	Return On Invested Capital (ROIC) 13.9% Goal: 11%	30-Month Cumulative EBITDA $839 MILLION Goal: $650 million

We also made significant progress against our strategic priorities included by the Board in our incentive compensation plan: the talent pipeline initiative and the integration of international operations in Europe and Brazil.

2	2019 Proxy Statement	THE GREENBRIER COMPANIES

Proxy Summary

Compensation Highlights

The Company’s strong results in fiscal year 2018 reflect the intended design of our pay-for-performance program. These results translated into payouts on incentive awards for named executive officers that were above goal targets for fiscal year 2018.

ANNUAL INCENTIVE	2018 AWARD	PAYOUT (% above target)
1-year performance period	Greenbrier achieved strong operating performance as we met or exceeded most of the financial goals we set for the year.	+30%	AVERAGE FOR ALL NEOS

LONG-TERM INCENTIVE	2018 PERFORMANCE AWARD VESTING	PAYOUT (% above target)
30 month performance period	Greenbrier also performed above target performance levels over the 2016 - 2018 performance period resulting in payouts above goal targets.	+15%	AVERAGE FOR ALL NEOS

PROPOSAL 3 Approval of Amendment to 2014 Employee Stock Purchase Plan

The Board recommends a vote FOR this proposal

Our Board recommends that shareholders vote “FOR” approval of the Amendment to the 2014 Employee Stock Purchase Plan. This amendment extends the 2014 Employee Stock Purchase Plan for an additional five years.

See “Proposal 3, Approval of Amendment to 2014 Employee Stock Purchase Plan” beginning on page 40 of this Proxy Statement.

Highlights of Employee Stock Purchase Plan

Our Employee Stock Purchase Plan (“ESPP”) is a valuable incentive that allows employees to use payroll deductions to purchase shares of the Company’s common stock. Matching contributions by the Company result in a 15% purchase price discount for employees.

NON-DILUTIVE IMPLEMENTATION	SUPPORTS TALENT INITIATIVE
Purchases of stock under our ESPP are made on the open market so as to avoid dilution.

Our ESPP contributes to our employment goals in several ways: it is an employee recruitment and retention tool for the Company, and it aligns our employee interests with shareholder interests by encouraging employees to become shareholders.

PROPOSAL 4 Ratification of Appointment of Auditors	The Board recommends a vote FOR this proposal Our Board recommends that shareholders vote “FOR” ratification of the appointment of KPMG LLP as auditors for fiscal year 2019.
See “Proposal 4, Ratification of Appointment of Auditors” beginning on page 42 of this Proxy Statement.

THE GREENBRIER COMPANIES	2019 Proxy Statement	3

PROPOSAL 1

ELECTION OF DIRECTORS

The three nominees recommended by our Nominating and Corporate Governance Committee and by the Board of Directors for election as Class I directors are Thomas B. Fargo, Duane C. McDougall and Donald A. Washburn. The nominees are nominated to serve until the Annual Meeting of Shareholders in 2022, or until their respective successors are elected and qualified. If a nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any adjournment or postponement thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the other nominees named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

Under Oregon law, the directors who receive the greatest number of votes cast will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ADMIRAL FARGO, MR. MCDOUGALL AND MR. WASHBURN. UNLESS MARKED OTHERWISE, PROXIES RECEIVED WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES.

Directors are divided into three classes, with an equal number of directors in each class. One class is elected each year for a three-year term. The following table sets forth certain information about each nominee for election to the Board and each continuing director.

Name	Age	Independent	Positions	Director Since	Committee Memberships	Expiration of Current Term
Nominees / Class I Directors
Thomas B. Fargo	70		Director	2015	C Chair, G	2019
Duane C. McDougall	66		Director and Lead Director	2003	A, C, F, G	2019
Donald A. Washburn	74		Director	2004	A, C, G	2019
Class II Directors
Wanda F. Felton	60		Director	2017	A, G	2020
Graeme A. Jack	67		Director	2006	A Chair, C, F, G	2020
David L. Starling	68		Director	2017	C, G	2020
Class III Directors
William A. Furman	74		Chairman of the Board, Chief Executive Officer and President	1981		2021
Charles J. Swindells	76		Director	2005		2021
Kelly M. Williams	54		Director	2015	A, G Chair	2021

Independent  A Audit Committee  C Compensation Committee  F Audit Committee Financial Expert   G Nominating and Corporate Governance Committee

4	2019 Proxy Statement	THE GREENBRIER COMPANIES

BOARD COMPOSITION

Our Board is composed of eight independent directors and our CEO and co-founder, Bill Furman. Below we have highlighted key areas of experience that qualify each director to serve on the Board. The Board has determined it is in the best interests of the Company and its shareholders for each director to continue serving on the Board subject to shareholder approval of each nominee at the Annual Meeting.

Thomas B. Fargo	AGE: 70 POSITION: Director and Chair of the Compensation Committee

DIRECTOR SINCE: 2015 CURRENT TERM EXPIRATION: 2019

EXPERIENCE: Admiral Fargo has served as a member of the Board since 2015. Admiral Fargo is a retired military commander with subsequent private sector experience in maritime and other transportation industries. As commander of the U.S. Pacific Command from 2002 until 2005, Admiral Fargo led the world’s largest unified command while directing the joint operations of the Army, Navy, Marine Corps and Air Force. In this role Admiral Fargo acted as U.S. military representative for collective defense arrangements in the Pacific, ultimately responsible to the President and the Secretary of Defense through the chairman, Joint Chiefs of Staff. Admiral Fargo’s naval career included six tours in Washington, D.C. and extensive duties in the Pacific, Indian Ocean and Middle East including serving as Commander-in-Chief of the U.S. Pacific Fleet and Commander of the Naval Forces of the Central Command. Admiral Fargo serves as Chairman of Huntington Ingalls Industries, America’s largest military shipbuilder, and on the Boards of Directors for Hawaiian Electric Industries, Matson and United States Automobile Association. Previously, he served on the Boards of Northrop Grumman Corporation, Alexander & Baldwin, Inc. and Hawaiian Airlines.

QUALIFICATIONS: Admiral Fargo brings executive leadership, operational and international expertise to the Board.

Wanda F. Felton	AGE: 60 POSITION: Director

DIRECTOR SINCE: 2017 CURRENT TERM EXPIRATION: 2020

EXPERIENCE: Ms. Felton has served as a member of the Board since 2017. Ms. Felton has over 30 years of financial industry experience in commercial and investment banking. Ms. Felton was a Presidential Appointee, twice confirmed by the U.S. Senate to serve on the board of the Export Import Bank of the United States as Vice Chair of the Board and First Vice President from June 2011 to November 2016. In that role, she was on a team of economic deputies that advised the National Security Staff and the President’s Export Council. Ms. Felton was actively engaged in helping U.S. companies penetrate international markets and develop pragmatic financing solutions to win sales. Ms. Felton had oversight responsibility for the Office of the Chief Financial Officer and enterprise risk management functions, and served on the bank’s credit committee, which is responsible for approving debt financings over $10 million for a broad range of financing types across a range of industries. A significant portion of such financings supported the export of U.S.-manufactured transportation equipment, including rail equipment and aircraft, to emerging markets. Ms. Felton serves as a Trustee of The Cooper Union for the Advancement of Science and Art.

QUALIFICATIONS: Ms. Felton brings her significant prior experience with emerging markets business development and capital raising to the Board.

William A. Furman	AGE: 74 POSITIONS: Chairman of the Board of Directors, Chief Executive Officer and President

DIRECTOR SINCE: 1981 CURRENT TERM EXPIRATION: 2021

EXPERIENCE: Mr. Furman has served as a member of the Board since 1981 and as the Company’s Chief Executive Officer since 1994. He has served as the Chairman of the Board of Directors since January 2014. Mr. Furman has been associated with the Company and its predecessor companies since 1974. Prior to 1974, Mr. Furman was Group Vice President for the Leasing Group of TransPacific Financial Corporation. Earlier he was General Manager of the Finance Division of FMC Corporation. Mr. Furman formerly served as a director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.

QUALIFICATIONS: As a founder of the Company, Mr. Furman brings executive management and railcar industry experience to the Board as well as historical perspective on the Company’s origins and evolution.

THE GREENBRIER COMPANIES	2019 Proxy Statement	5

Board Composition

Graeme A. Jack	AGE: 67 POSITION: Director and Chair of the Audit Committee

DIRECTOR SINCE: 2006 CURRENT TERM EXPIRATION: 2020

EXPERIENCE: Mr. Jack has served as a member of the Board since 2006. He is a retired partner of PricewaterhouseCoopers LLP in Hong Kong. Mr. Jack is an independent non-executive director of COSCO Shipping Development Company Limited, the trustee manager of Hutchison Port Holdings Trust and Hutchison China Meditech Limited.

QUALIFICATIONS: Mr. Jack brings accounting and financial reporting expertise to the Board as well as extensive experience in international business transactions in Asia generally and in China in particular.

Duane C. McDougall	AGE: 66 POSITIONS: Director and Lead Director

DIRECTOR SINCE: 2003 CURRENT TERM EXPIRATION: 2019

EXPERIENCE: Mr. McDougall has served as a member of the Board since 2003 and as Lead Director since 2014. Mr. McDougall served as Chairman and Chief Executive Officer of Boise Cascade, LLC, a privately held manufacturer of wood products, from December 2008 to August 2009. He was President and Chief Executive Officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, he served as Chief Accounting Officer during his 23-year tenure with Willamette Industries, Inc. He also served as Chairman of the Board of Boise Cascade until April 2015 and still serves as a director on the Board and also serves as a Director of StanCorp Financial Group, which was acquired in March 2016 by a Japanese company, Meiji Yasuda Life Insurance Company. Mr. McDougall has also served as a Director of West Coast Bancorp, a position from which he resigned effective December 31, 2011; as a Director of Cascade Corporation until its sale in 2013; and as a Director of several non-profit organizations.

QUALIFICATIONS: Mr. McDougall brings executive leadership and accounting and financial reporting expertise to the Board.

David L. Starling	AGE: 68 POSITION: Director

DIRECTOR SINCE: 2017 CURRENT TERM EXPIRATION: 2020

EXPERIENCE: Mr. Starling has served as a member of the Greenbrier Board of Directors since 2017. Mr. Starling also serves as Chairman of the Board of Ports America, the largest port and terminal operator in the United States. Additionally, Mr. Starling is a Senior Advisor for Oaktree Infrastructure Fund, with nearly $2.5 billion assets under management, and a part of Oaktree Capital Management. The Fund invests in companies that provide products and services to support infrastructure assets. Previously, Mr. Starling served as Director, President and Chief Executive Officer of Kansas City Southern (KCS), a Class I railroad, from 2010 to 2016. He served as President and Chief Operating Officer of KCS from 2008 to 2010. Prior to that, he was Vice Chairman of the Board of Directors of Kansas City Southern de Mexico. Mr. Starling has served as Vice Chairman of the Board of Directors of Panama Canal Railway Company and Panarail. Before joining KCS, Mr. Starling served as President and Director General of Panama Canal Railway Company from 1999 through 2008.

QUALIFICATIONS: Mr. Starling’s more than 40 years of operating experience provides Greenbrier’s Board with unique railroading expertise in both North America and international markets.

6	2019 Proxy Statement	THE GREENBRIER COMPANIES

Charles J. Swindells	AGE: 76 POSITION: Director

DIRECTOR SINCE: 2005 CURRENT TERM EXPIRATION: 2021

EXPERIENCE: Mr. Swindells has served as a member of the Board since 2005. He also provides consulting services to the Company on international projects. Mr. Swindells is currently engaged as an advisor to Bessemer Trust, an independent provider of investment management and wealth planning to families and individuals. Mr. Swindells served as the Vice Chairman, Western Region of U.S. Trust, Bank of America, Private Wealth Management from August 2005 to January 2009. Mr. Swindells served as United States Ambassador to New Zealand and Samoa from 2001 to 2005. Before becoming Ambassador, Mr. Swindells was Vice Chairman of US Trust Company, N.A.; Chairman and Chief Executive Officer of Capital Trust Management Corporation; and Managing Director/Founder of Capital Trust Company. He also served as Chairman of World Wide Value Fund, a closed-end investment company listed on the NYSE. Mr. Swindells was one of five members on the Oregon Investment Council overseeing the $20 billion Public Employee Retirement Fund Investment Portfolio and was a member of numerous non-profit boards of trustees, including serving as Chairman of the Board for Lewis & Clark College in Portland, Oregon.

QUALIFICATIONS: Mr. Swindells brings financial and global business expertise to the Board.

Donald A. Washburn	AGE: 74 POSITION: Director

DIRECTOR SINCE: 2004 CURRENT TERM EXPIRATION: 2019

EXPERIENCE: Mr. Washburn has served as a member of the Board since 2004. Mr. Washburn is a private investor. Mr. Washburn served as Executive Vice President of Operations of Northwest Airlines, Inc., an international airline, from 1995 to 1998. Mr. Washburn also served as Chairman and President of Northwest Cargo from 1997 to 1998. Prior to becoming Executive Vice President, he served as Senior Vice President for Northwest Airlines, Inc. from 1990 to 1995. Mr. Washburn served in several positions from 1980 to 1990 for Marriott Corporation, an international hospitality company, most recently as Executive Vice President. He also serves as Chairman of the Board of Amedisys, Inc., and serves as a trustee of LaSalle Hotel Properties as well as privately held companies and non-profit corporations. Mr. Washburn received his BBA, cum laude, from Loyola University of Chicago, an MBA from Northwestern University’s Kellogg School of Management and a J.D., cum laude, from Northwestern University’s Pritzker School of Law. He has continued his professional education in business and law attending Harvard Business School, Stanford Law School, Kellogg School of Management, Wharton Business School at the University of Pennsylvania and industry seminars, including the Boardroom Summit and Stanford Director’s College.

QUALIFICATIONS: Mr. Washburn brings executive management and operational expertise to the Board.

Kelly M. Williams	AGE: 54 POSITION: Director and Chair of the Nominating and Corporate Governance Committee

DIRECTOR SINCE: 2015 CURRENT TERM EXPIRATION: 2021

EXPERIENCE: Ms. Williams has served as a member of the Board since 2015. Ms. Williams is a senior advisor of GCM Grosvenor Private Markets. Until June 1, 2015 Ms. Williams was President of GCM Grosvenor Private Markets, a member of its Management Committee and a member of its Investment Committee. Prior to joining GCM Grosvenor, Ms. Williams was a Managing Director, the Group Head and the chair of the compensation committee of the Customized Fund Investment Group of Credit Suisse Group AG from 2000 through 2013, after Credit Suisse acquired Donaldson, Lufkin and Jenrette, where Ms. Williams was Director of the Customized Fund Investment Group. While serving as Group Head of the Customized Fund Investment Group of Credit Suisse Group AG, she also chaired its Compensation Committee. She was with The Prudential Insurance Company of America from 1993 to 2000, where she was an Executive Director and a founder of the Customized Fund Investment Group in 1999. Prior to joining Prudential, Ms. Williams was an associate with Milbank, Tweed, Hadley & McCloy LLP, where she specialized in global project finance. She graduated magna cum laude from Union College in 1986 with a Bachelor of Arts degree in Political Science and Mathematics and received her Juris Doctor from New York University School of Law in 1989. Ms. Williams serves in leadership positions on the boards of several non-profits, and has won numerous awards for leadership and public service. In addition, Ms. Williams was named as one of The Most Powerful Women in Finance by American Banker Magazine from 2011- 2014. Ms. Williams also serves as a board member of a number of non-profit institutions, President of the Nantucket Historical Association, and as a board member of Union College.

QUALIFICATIONS: Ms. Williams brings executive management, financial and investment expertise to the Board.

THE GREENBRIER COMPANIES	2019 Proxy Statement	7

Board Composition

Board Composition

Board Refreshment

We believe our Board best serves the Company and its shareholders when there is a balance between fresh perspectives and longer serving directors who bring continuity in a cyclical business. To promote thoughtful board refreshment we have:

•	Appointed four new directors since 2014 to replace outgoing directors

•

Appointed two of the four recently appointed directors to serve in committee leadership positions: Admiral Fargo as Chair of the Compensation Committee and Ms. Williams as Chair of the Nominating and Corporate Governance Committee (the “Governance Committee”)

•	Adopted a policy that directors cannot stand for election after reaching age 77

•	Updated the process for annual Board and committee reviews

•	Required that directors must meet a heightened standard of independence to serve on a committee

In accordance with our governing documents, the Company has determined that a total of nine members on our Board of Directors is the most appropriate size at this time. The Company may adjust the size of the Board in the future as necessary to respond to changes in the Company’s scale, integration, size, capitalization and other factors.

The following are a few key metrics reflecting the balance of skills, qualifications and experience on our Board.

VARIED TENURE INTERNATIONAL EXPERIENCE MAJORITY INDEPENDENT

DIVERSITY OF BACKGROUND

Our Board is keenly focused on diversity as part of our company-wide talent development initiative, including at the Board and executive levels. The following provides an overview of our Board demographics.

2/9 WOMEN ON THE BOARD	1/9 MINORITIES ON THE BOARD	1/9 DIRECTORS BORN OUTSIDE THE U.S.	1/4 WOMEN IN BOARD LEADERSHIP POSITIONS

8	2019 Proxy Statement	THE GREENBRIER COMPANIES

Board Composition

Diversity of Experience

Experience Contributions	Thomas Fargo	Wanda Felton	William Furman	Graeme Jack	Duane McDougall	David Starling	Charles Swindells	Donald Washburn	Kelly Williams

Public Company	🌑		🌑	🌑	🌑	🌑		🌑

Financial Expertise		🌑	🌑	🌑	🌑		🌑	🌑	🌑

Rail/Transport/Industrial	🌑	🌑	🌑	🌑	🌑	🌑		🌑

Public Policy	🌑	🌑	🌑				🌑

International	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

Diversity Initiatives	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

Legal Training								🌑	🌑

Risk Management	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

Talent Development	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

Government/Military	🌑	🌑					🌑

CEO/President			🌑		🌑	🌑	🌑		🌑

The Governance Committee considers diversity of gender, race, ethnicity, gender identity and expression, age, cultural background, geographical and professional experience in evaluating candidates for membership on the Board. The Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of skills, knowledge, attributes and experiences that cover the spectrum of areas that affect the Company’s business. In general, the composition of the Board is diversified across financial, accounting, legal, operational and corporate governance expertise, as well as expertise within the Company’s business and industry, including experience in global markets, manufacturing, finance and rail. Candidates for director nominees are considered in the context of current perceived needs of the Board as a whole and the Governance Committee regularly assesses whether the mix of skills, experience and background of our Board is appropriate for the Company.

Director Continuing Education and Annual Evaluation

In addition to maintaining a comprehensive orientation program for all new directors, Greenbrier supports continuing education programs and performs annual evaluations to ensure the Board operates at the highest level. These measures contribute to increased levels of Board skills and knowledge and understanding of best practices and current trends. Led by the Governance Committee, the Board conducts an annual evaluation of itself, its committees and the directors, individually, to determine whether, in its judgment, the Board and its committees are functioning effectively. The Company is continually seeking to improve its performance including additional training when a director assumes a new leadership role. The Company pays the reasonable expenses of directors who attend continuing education programs.

Recommendations and Nominations for Directors

The Board, with the support of the Governance Committee, maintains a comprehensive process for the selection and nomination of directors.

In addition to specific skills and relevant experience required for the Board to be effective, all directors are expected to possess certain personal traits including:

•	Personal qualities of leadership, character, judgment and adherence to the highest ethical standards
•	Whether a candidate is free of conflicts and has the time required for preparation, participation and attendance at meetings

•	Whether a candidate meets applicable standards of independence

During fiscal year 2018, the Governance Committee focused on selecting and recommending director nominees for election at the Annual Meeting; developing and recommending corporate governance principles to guide the Company; and developing and overseeing programs for the evaluation of the Board, its committees and management, all in accordance with its charter.

The Governance Committee receives suggestions for potential director nominees from many sources, including members of the Board, advisors and shareholders. Any such nominations, together with appropriate biographical information, should be submitted to the Governance Committee in accordance with the Company’s policies governing submissions of nominees discussed below. Any candidates submitted by a shareholder or shareholder group are reviewed and considered by the Governance Committee in the same manner as other candidates. Any shareholder that would like to nominate a candidate for election to the Board should submit a written notice of nomination to the Governance Committee in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals” on page 46. Upon completion of the review process, the Governance Committee makes its recommendation to the full Board. The Board then selects candidates for nomination for election by shareholders or by appointment to fill vacancies. We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions, though we may decide to do so in the future.

THE GREENBRIER COMPANIES	2019 Proxy Statement	9

CORPORATE GOVERNANCE

Our Code of Business Conduct and Ethics and FCPA Compliance

At Greenbrier we observe the highest ethical standards in all of our business dealings. Our Code of Business Conduct and Ethics guides our Board, executives and employees in the work they do for the Company. We work hard to ensure that all of our employees fully understand and are empowered to implement ethical practices and promptly report any suspicious activity. The Company maintains the right to require any employee to supply a written statement certifying compliance with our Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of the Company’s directors, employees and consultants, including its principal executive officer, principal financial officer and principal accounting officer.

Our Code of Business Conduct and Ethics is closely tied to our FCPA (Foreign Corrupt Practices Act) and Anti-Corruption Policy. We are an international company, and as such compliance with all anti-bribery and anti-corruption laws is a key component of our ethics focus. In accordance with FCPA standards, we prohibit improperly influencing business decisions or improperly securing advantages. Our compliance team conducts ongoing compliance training at all of our locations across the globe. This dedication helps to ensure that our personnel are aware of their compliance obligations and best-equipped to implement them. We know that a commitment to the highest ethical standards drives our business and we are guided by this commitment.

Board Leadership Structure

Mr. Furman serves as Chairman of our Board, in addition to his roles as Chief Executive Officer and President of the Company. At this time, in view of Mr. Furman’s long experience and service to the Company in his capacity as Chief Executive Officer and director, the Board believes the most appropriate Board leadership structure is for Mr. Furman to continue to serve as Chairman of the Board, Chief Executive Officer and President.

In his position as Chief Executive Officer, Mr. Furman is responsible for the day-to-day leadership and performance of the Company. In his role as Chairman of the Board, Mr. Furman sets the strategic priorities for the Board, presides over its meetings, and communicates its recommendations, decisions, and guidance to the other members of senior management. The Board believes that the combination of these two roles with Mr. Furman enhances consistent communication and coordination throughout the organization. It also provides for effective and efficient implementation of corporate strategy. In addition, Mr. Furman is the most knowledgeable member of the Board regarding the Company’s business and challenges, and the risks the Company faces. In his role as Chairman, Mr. Furman is able to facilitate the Board’s oversight of those matters most effectively. The Board has not adopted a specific policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board believes it is appropriate to retain the discretion and flexibility to make these determinations from time to time as needed to provide appropriate leadership for the Company.

The Board has established a Lead Director position effective when the Chairman of the Board is not an independent director. The Board has appointed Duane C. McDougall to serve as our Lead Director. The Lead Director serves as a representative for the independent directors and presides at all Board meetings at which the Chairman of the Board is not present, including executive sessions of the non-employee directors.

Director Independence

As a result of its annual review, the Board has determined that a majority of its directors qualify as independent pursuant to SEC and NYSE rules and standards as set forth in the table on page 4. In arriving at this determination, the Board thoroughly considered the consulting arrangement with Mr. Swindells and determined his independence and ability to exercise independent judgment.

All of our directors who serve on committees satisfy a heightened standard of independence as set forth in our Corporate Governance Guidelines available on the Company’s website at http://www.gbrx.com. This heightened standard prohibits directors from serving on a committee if they have any consulting or similar relationship with the Company whereby they receive compensation in addition to their compensation for Board service. Applying this standard further safeguards our Board’s autonomy and alignment with shareholders.

The independent directors met without Company management present at all regularly scheduled meetings of the Board.

10	2019 Proxy Statement	THE GREENBRIER COMPANIES

Corporate Governance

Board Committees, Meetings and Charters

The Board plays a critical enterprise-level oversight function. To effectively carry out this function, the Board maintains three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee is composed entirely of independent directors in accordance with SEC and NYSE rules and standards. These directors serving on committees also satisfy our heightened standard of independence described above. Below is a general overview of the role each committee plays in overseeing the business and affairs of the Company.

Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee

The Compensation Committee is focused on increasing shareholder value by setting compensation for senior management and is responsible for:

1) Oversight of compensation strategy and plan design for Company executives

2) Evaluating CEO performance and recommending CEO compensation to the Board

3) Review of policies relating to director compensation and stock ownership guidelines

4) Assessing the independence of any compensation consultants

The Audit Committee safeguards our shareholders’ investment in the Company by overseeing:

1) The integrity of the Company’s financial statements

2) Company compliance with legal and regulatory requirements

3) Performance of the Company’s internal audit plan and functions and internal controls

4) Engagement and oversight of independent registered public accounting firm

The Nominating and Corporate Governance Committee works to ensure that shareholders are effectively represented by:

1) Guiding board refreshment including the identification of director nominees

2) Overseeing the development of process and protocols regarding CEO succession

3) Reviewing the structure and composition of Board committees

4) Overseeing annual evaluations of the Board and its committees

During fiscal year 2018, the Board at large held five meetings, the Audit Committee held four meetings, the Nominating and Corporate Governance Committee held four meetings, and the Compensation Committee held five meetings. All directors are invited and encouraged to attend all committee meetings. In addition, our non-management independent Board members meet without management present in conjunction with committee meetings and at least once annually at a regularly scheduled executive session where the Lead Director presides. All of the incumbent directors attended at least 90% of the Board and committee meetings on which they served during the year. The Company’s policy is to encourage Board members to attend the Company’s Annual Meetings of Shareholders. All of the Company’s directors attended the Annual Meeting of Shareholders held on January 5, 2018. The composition of each of the Board committees is set out below.

Name	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William A. Furman
Thomas B. Fargo			Chair
Wanda F. Felton
Graeme A. Jack		Chair, F
Duane C. McDougall (Lead Director)		, F
David L. Starling
Charles J. Swindells
Donald A. Washburn
Kelly M. Williams				Chair

Independent         Member         F Audit Committee Financial Expert

The Board of Directors has determined that Messrs. McDougall and Jack qualify as “audit committee financial experts” under federal securities laws. Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee maintains a charter. These charters, along with the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, are available to shareholders on the Company’s website at www.gbrx.com.

THE GREENBRIER COMPANIES	2019 Proxy Statement	11

Corporate Governance

Strategic Oversight

Our Board works hard to oversee the direction of Greenbrier and to represent the interests of our shareholders. Navigating a course for growth requires constant engagement and insight into a variety of influences including global economic trends, political and trade considerations, customer needs and employee morale. The Board must be vigilant to an ever-changing business landscape in order to safeguard the Company against adversity. In 2018, our Board traveled to several of our worldwide locations as part of its ongoing efforts on behalf of the Company. The Board made use of this opportunity to tour operations, evaluate new opportunities, attend industry events, engage with a diverse group of employees and executives and deepen their understanding of our business. Our Board’s commitment to constructive engagement enables it to better understand our customers, markets and operations. As a result, the Board can tailor the strategic trajectory of the Company to best serve our shareholders, employees and other stakeholders.

In 2018, the Board has approved management’s strategic plan for the Company with four primary goals:

•	Defending and growing in our core North American market

•	Expanding in international railcar markets

•	Aggressively extending our talent base through the creation of a robust Talent Pipeline

•	Efficiently deploying capital to grow at scale in new and existing markets

In addition, the Company’s strategic agenda includes:

•	Fortification of our balance sheet and key financial metrics

•	Leveraging our integrated business model

•	Customer service and commitment

•	Protecting our reputation and continuing to embed our core values and ethics into Company culture

The Board regularly conducts reviews of the Company’s progress on strategic goals.

Risk Oversight

At Greenbrier, risk mitigation is an integral part of the Company’s strategic planning process and is divided primarily into two functions: risk management and risk oversight. The Company’s executive team is responsible for risk management, including designing processes to identify and mitigate risks. The Board is responsible for risk oversight, which focuses on the adequacy of the Company’s enterprise risk management processes designed and implemented by management. The Board administers its risk oversight function primarily through its committees. Each committee oversees risk within its area of responsibility. The committees report significant risk matters to the Board at large, other than those matters that are reported directly to the

Board because they do not fall within the purview of any committee. The Board may delegate specific risk-related tasks to a committee or directly to management.

The Company is confronted with a variety of risks including operational, competitive, business model and compliance risks. Growth involves taking risks, which can evolve over time. Management regularly provides the Board and its committees with a wide array of information to help the Board understand and address the risks facing the Company. The committees consider certain risks regularly. The Audit Committee has oversight of financial, compliance and safety risks. The Governance Committee has oversight of succession planning.

Specifically regarding compensation risk, the Compensation Committee noted in its fiscal year 2018 annual evaluation numerous ways in which risk is effectively managed or mitigated, including the balance between short-term and long-term incentives and use of multiple performance measures. Based on the results of its evaluation, the Compensation Committee concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Majority Voting Policy

The Company’s Corporate Governance Guidelines establish majority voting procedures with respect to the election of directors. Pursuant to the policy, in an uncontested election of directors, any nominee who has received a greater number of votes withheld from his or her election than votes for his or her election will, within two weeks following certification of the shareholder vote by the Company, submit a written resignation offer to the Board of Directors for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification of the shareholder vote by the Company, make a recommendation to the Board concerning the acceptance or rejection of the resignation offer.

In determining its recommendation to the Board, the Nominating and Corporate Governance Committee will consider all factors its members deem relevant, which may include:

•	the stated reason or reasons why shareholders who cast withhold votes for the director did so;

•	the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity); and

•	whether the director’s resignation from the Board of Directors would be in the Company’s best interests and the best interests of the Company’s shareholders.

12	2019 Proxy Statement	THE GREENBRIER COMPANIES

Corporate Governance

The Nominating and Corporate Governance Committee will also consider a range of possible alternatives concerning the director’s resignation offer as the Committee deems appropriate, which may include:

•	acceptance of the resignation offer;

•	rejection of the resignation offer; or

•	rejection of the resignation offer coupled with a commitment to seek to address the underlying causes of the majority-withheld vote.

Under the policy, the Board will take formal action on the recommendation within 90 days following certification of the shareholder vote by the Company. In considering the recommendation, the Board will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and any additional information, factors and alternatives the Board deems relevant. Any director tendering a resignation offer will not participate in the Committee’s or Board’s consideration of whether to accept such resignation offer. The Company will publicly disclose, in a Current Report on Form 8-K filed with the SEC, the decision of the Board. The Board will also provide an explanation of the process by which the decision was made and, if applicable, its reasons for rejecting the tendered resignation.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now or was an officer or employee of the Company or any of its subsidiaries. No member of the Compensation Committee had a relationship with the Company requiring disclosure as a related party transaction during fiscal year 2018. None of the Company’s executive officers served as a director or member of a compensation committee or its equivalent for any entity, the executive officers of which entity served as a director or member of the Compensation Committee of the Company during fiscal year 2018.

Communication with Directors

Shareholders and other interested parties may communicate with members of the Board by mail addressed to the Chairman, to the Lead Director, to any other individual member of the Board, to the full Board, to the non-management directors as a group or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035. Such communications are distributed as appropriate.

Related Party Transactions

Aircraft Usage Policy. William A. Furman, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, owned a private aircraft managed by a private independent management company until December 2017. In December 2017, Mr. Furman sold the aircraft to a third party pursuant to an arrangement in which Mr. Furman provided seller financing to the third-party purchaser. Mr. Furman subsequently purchased a new private aircraft. From time to time, the Company’s business requires charter use of privately owned aircraft. During fiscal 2018, charters of the aircraft previously owned by Mr. Furman, before and after its sale to a third party, were placed with the company that managed Mr. Furman’s aircraft aggregating approximately $0.5 million. In addition, Mr. Furman’s new aircraft was leased directly by the Company for business travel on limited occasions during fiscal 2018 for lease payments aggregating approximately $20,000. Any charter of an aircraft in which Mr. Furman has an interest is subject to the Company’s travel and entertainment policy, and the fees paid to the management company or Mr. Furman, as applicable, are no less favorable than would have been available to the Company for similar services provided by unrelated parties.

Indebtedness of Management. Since the beginning of fiscal year 2018, none of our directors or executive officers has been indebted to us.

Policy. We follow a policy that all proposed transactions by us with directors, officers, five percent shareholders and their affiliates be entered into only if such transactions are on terms no less favorable to us than could be obtained from unaffiliated parties, are reasonably expected to benefit us and are reviewed and approved or ratified by a majority of the disinterested, independent members of the Board.

2018 Director Compensation

Members of the Board who are our employees are not separately compensated for serving on the Board. For fiscal year 2018, each non-employee director received an $80,000 annual cash retainer fee. The Audit Committee chairman received an additional annual cash retainer of $20,000, and each other committee chairman received an additional annual cash retainer of $15,000. Duane McDougall, the Lead Director, received an additional annual cash retainer of $70,000. Members of the Audit Committee received an additional annual cash retainer of $10,000, and Members of the Compensation and Governance Committees received an additional annual cash retainer of $7,500. All annual retainer fees are paid quarterly.

THE GREENBRIER COMPANIES	2019 Proxy Statement	13

Corporate Governance

Under the terms of the Company’s 2017 Amended and Restated Stock Incentive Plan, for fiscal year 2018, our non-employee directors received annual grants of restricted shares of the Company’s Common Stock with a fair market value equal to $145,000 (rounded up to the nearest whole share) made immediately after the close of each annual meeting, with such shares vesting on the date of the next annual meeting or one year anniversary of the date of grant, whichever occurs first.

The Company has stock ownership guidelines for its directors, under which all directors of the Company are required to acquire and retain holdings of Company stock. In 2018, the director requirement to hold shares was increased from shares with a value equal to four times the annual cash retainer fee to shares with a value equal to five times the annual cash retainer fee. Four of our eight non-employee directors have satisfied the director share ownership expectation, Thomas Fargo and Kelly Williams have until 2020 to meet the holding requirement, and our two most recently appointed non-employee directors, Wanda Felton and David Starling, have until 2022 to meet the holding requirement.

In the event a non-employee director ceases to be a director due to death, disability or retirement, or because he or she is not re-elected to serve an additional term as a director, any unvested restricted shares shall immediately become fully vested. If a non-employee director ceases to be a director by reason of removal or resignation as a member of the Board, any unvested restricted shares shall automatically be forfeited, and the shares subject to such award shall be available for grant under the 2017 Amended and Restated Stock Incentive Plan.

The following table summarizes the compensation of the non-employee Board members for fiscal year 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Thomas B. Fargo	107,500	145,027	—	2,771	255,298
Wanda F. Felton	94,375	145,027	—	2,771	242,173
Graeme A. Jack	121,250	145,027	—	2,771	269,048
Duane C. McDougall	171,250	145,027	—	2,771	319,048
David L. Starling	92,500	145,027	—	2,771	240,298
Charles J. Swindells	81,875	145,027	—	122,771	349,673
Donald A. Washburn	108,750	145,027	—	2,771	256,548
Kelly M. Williams	101,875	145,027	—	2,771	249,673

(1)

Amounts shown in this column are calculated based upon the aggregate grant date fair value. Such amounts may not correspond to the actual value that will be realized by them if and when the restricted stock awards vest. Each director received 2,842 shares as stock awards during fiscal year 2018.

(2)

Amounts in this column represent payment of dividends from the Company on shares of restricted stock during fiscal year 2018, and for Mr. Swindells also include $120,000 in consulting fees he received in fiscal year 2018 pursuant to a consulting agreement with the Company entered into in January 2016.

14	2019 Proxy Statement	THE GREENBRIER COMPANIES

ENVIRONMENTAL, SOCIAL AND

GOVERNANCE PRIORITIES

In fiscal year 2019 the Company continues its steady effort to increase transparency with respect to our environmental, social and governance (“ESG”) priorities. Our stakeholders trust us to act with integrity and to focus relentlessly on quality. We do this by ensuring that we practice responsible governance, maintain social accountability, respect people, particularly our workforce and promote sustainability. Below are some highlights of the Company current ESG priorities.

Putting People First

We acknowledge and appreciate that our employees drive our success. We are committed to the continuing health and safety of our employees and recognize it as our number one priority. We know that our shareholders desire to invest in a company that respects and values its employees.

Shareholder Engagement

We have implemented a more active shareholder engagement process to specifically engage designated Board members and management with shareholders on matters related to Board composition, governance and compensation. We invited our top four shareholders, who each owned more than 4% of our outstanding shares at the time, to engage directly with us. No other shareholders owned more than 4% of our outstanding shares individually at the time.

Board Chairs and management team members were directly involved in engagement efforts that served to reinforce our open door policy with shareholders. The efforts included:

•   Specific invitations to top shareholders to meet with us

•   Meeting with shareholders

•   Utilizing consultants for best practices in compensation and governance

•   Investor road shows and conferences

•   Presenting shareholder feedback, if any, to the Board

•   Considering letters from shareholders

Our ongoing engagement efforts allow shareholders the opportunity to provide feedback. The Compensation Committee carefully considers shareholder and advisor feedback, among other factors discussed in the Compensation Discussion and Analysis beginning on page 17, in making its compensation decisions. Shareholder feedback has influenced and reinforced a number of compensation design changes over the years. Feedback from our shareholders is appreciated and we plan to continue these engagement efforts.

Cultivating Strong Communities

We believe it is our duty to be good neighbors in every community where we operate, which is why we carefully foster a spirit of civic engagement and volunteerism. Our charitable giving program actively encourages employees to provide service to their local communities. Each year, there are a wide range of different causes that the Company and its employees donate their time and resources to.

Practicing Responsible Governance

Our Board provides critical strategic planning and risk oversight functions. Always thoughtful of these important priorities, we maintain rigorous director qualification standards and are keenly focused on Board diversity and engagement. Active engagement by our Board promotes long-term value for our stakeholders.

Advancing Sustainability

We are committed to environmental protection and awareness. We manufacture products that help minimize the total environmental impact of freight transportation. Our innovative programs and practices at our facilities reflect our desire to advance sustainability.

We remain committed to responsible governance, social accountability and sustainability. As we pursue growth and innovation, we will continue to focus on what has helped us succeed; dedication to serving our customers, shareholders, employees and communities.

THE GREENBRIER COMPANIES	2019 Proxy Statement	15

PROPOSAL 2

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are seeking approval on a nonbinding, advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. We provide our shareholders with the opportunity to vote on an advisory basis on the compensation of our named executive officers annually. While this vote is non-binding, consistent with the value we assign to shareholder engagement, we consider the outcome of the vote when making future compensation decisions.

At our 2018 Annual Meeting, our seventh advisory vote on executive compensation passed by a vote of approximately 95% of votes cast, following approval in 2017 by a vote of approximately 98% of the votes cast. We believe that these favorable votes are a result of our continuing engagement with shareholders, and the actions we have taken in response to the feedback we received from shareholders.

In considering your vote, we invite you to review the Compensation Discussion and Analysis beginning on page 17 of this Proxy Statement. As described therein, we believe that Greenbrier’s executive compensation programs effectively align the interests of our executive officers with those of our shareholders by linking a significant portion of their compensation to Greenbrier’s performance and by providing a competitive level of compensation designed to recruit, develop, retain and motivate talented executives critical to Greenbrier’s long-term success.

This Proposal 2 allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the compensation paid to the named executive officers through a vote on the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in accordance with the rules of the SEC, which disclosures include the disclosures in the Compensation Discussion and Analysis and the compensation tables and narrative disclosures following the Compensation Discussion and Analysis.”

In order for this Proposal 2 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. Broker discretionary voting of uninstructed shares is not permitted on this Proposal 2. Abstentions and broker non-votes of uninstructed shares will not affect the outcome of voting on this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RESOLUTION SET FORTH IN PROPOSAL 2 ABOVE. UNLESS MARKED OTHERWISE, PROXIES RECEIVED WILL BE VOTED FOR THIS PROPOSAL.

16	2019 Proxy Statement	THE GREENBRIER COMPANIES

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Plan Design	24

Process for Determining Executive Compensation (Including NEOs)	28

Compensation Governance	29

Regulatory Considerations	29

Compensation Tables	31

Material Terms of Employment Agreements and Other Arrangements	33

This section discusses material information relating to our executive compensation program and plans for our named executive officers or “NEOs” for 2018:

William A. Furman,

Chairman, Chief Executive Officer and President

Lorie L. Tekorius,

Executive Vice President and Chief Operating Officer

Mark J. Rittenbaum,

Executive Vice President, Chief Commercial and Leasing Officer

Alejandro Centurion,

Executive Vice President and President of Global Manufacturing Operations

Brian J. Comstock,

Executive Vice President, Sales and Marketing

Adrian J. Downes,

Senior Vice President, Chief Accounting Officer and Acting Chief Financial Officer

Ms. Tekorius assumed the role of Chief Operating Officer in August 2018. Mr. Downes assumed the role of Acting Chief Financial Officer in August 2018. During this important leadership transition, Ms. Tekorius will retain the responsibility of the Principal Financial Officer.

Mr. Comstock was promoted to Executive Vice President in April 2018.

This Compensation Discussion and Analysis makes reference to financial data derived from our financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and certain other financial data prepared using non-GAAP components. For a reconciliation of these non-GAAP components to the most comparable GAAP components, see Reconciliation of Non-GAAP Financial Measures set forth in Appendix C.

Compensation Philosophy

The Compensation Committee has designed the Company’s executive compensation program to be consistent with the goals of its executive compensation philosophy: to drive performance and increase shareholder value. The current compensation strategy, set by the Committee, is designed to strengthen the link between pay and performance.

The objectives of our executive compensation program are to:

•	Align the interests of key executives with the long-term interests of shareholders

•	Attract, develop, retain and motivate key executives to drive our business and financial performance
•	Link a significant amount of executive compensation to achievement of pre-established financial metrics and business goals that are directly tied to our overall business strategy

•	Incentivize the management team to create long-term shareholder value by balancing growth and return on capital at all points in the business cycle

Our compensation principles state that:

•	A significant portion of compensation should be performance-based

•	Total direct compensation is based on the complexity of an executive’s assignment, years and depth of experience, and readiness for leadership in the CEO and key executive succession plan

THE GREENBRIER COMPANIES	2019 Proxy Statement	17

Executive Compensation

•	Annual incentive awards should be aligned with the Company’s operating, financial and strategic objectives while considering the cyclical nature of our business

•	Long-term incentive plans should promote retention and reward absolute performance
•	A meaningful equity stake helps ensure that executive and shareholder interests are aligned

Our Strategy

•	Defend and grow in our core North American markets

•	Expand in international railcar markets

•	Aggressively extend our talent base through the creation of a robust Talent Pipeline

•	Efficiently deploy capital to grow at scale in new and existing markets

Our selected performance metrics and equity compensation vehicles discussed herein support this strategy by incentivizing executives based on various metrics that reflect progress on these goals including EBITDA, which promotes defending and growing our core market, and return on invested capital (“ROIC”), which promotes efficient deployment of capital.

Selected Financial Highlights and Key Accomplishments

Amidst constantly changing market conditions, we have delivered strong financial performance, continued to focus on international expansion as a strategic priority and further strengthened our balance sheet and improved liquidity:

•	Revenue increase of over 16% to $2.5 billion

•	Adjusted EBITDA of $318 million

•	Net earnings increase of 31% to $152 million

•	Diluted EPS of $4.68

•	Record levels of available liquidity and positioned for favorable refinancing in early 2019

Continued focus on core markets:

•	Increased deliveries 31% to 20,900, a 13% increase in North America and a 166% increase internationally

•	Managed fleet grew by 6% to 357,000 railcars

•	Entered agreement for construction of 204,000 barrel capacity oil and chemical tank barge, with optional second barge

•	Discontinued the GBW railcar repair joint venture

International expansion:

•	Roughly 20% of our backlog as of August 31, 2018 was for orders outside of the US

•	Completed agreement for acquisition of majority interest in the Turkish railcar builder Rayvag

•	Concluded successful delivery of tank cars for industrial mining in Saudi Arabia

•	Further developed Greenbrier-Astra Rail, our majority owned subsidiary that is the largest freight car manufacturing, engineering and repair business in Europe

•	Executed on strategy in Brazil through Greenbrier-Maxion, our Brazilian railcar manufacturing affiliate

Returns to shareholders:

•	Dividends increased nearly 12% to $0.96 per share for the year. Dividends have increased 67% since July 2014

•	Returned $30 million to shareholders through dividends

•	Total Shareholder Return for fiscal year 2018 was 37.9% and we outperformed the S&P 500 by 18.2%

Many of these key accomplishments were the result of capitalizing on relationships, market conditions and continued expansion in diverse global markets.

18	2019 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

Chairman and CEO Pay-for-Performance Alignment

Over the last five years our CEO has led a period of significant expansion in our operations. At Greenbrier there is a direct link between CEO compensation and Company performance.

The Board of Directors evaluates Mr. Furman’s performance and makes incentive pay decisions through assessment of his delivery of operating results and his progress against strategic priorities. In 2018, Mr. Furman led Greenbrier to meet or exceed most of its financial goals in a challenging competitive environment and Greenbrier continues to outperform its direct competitors in North America. At the same time, he made significant progress in positioning the company for the future by increasing our share of the international railcar manufacturing market. Mr. Furman’s commitment to our Talent Pipeline initiative has led to meaningful progress toward our succession and leadership bench goals.

The Board recognized Mr. Furman’s 2018 performance by awarding him an annual incentive award of $1.4 million and a 2018 Long-Term Incentive award with a grant date value of $4.8 million. At Mr. Furman’s request his annual salary was not increased and remained at $950,000 along with his annual incentive target which remained at 115% of base salary for 2018.

The following table shows Mr. Furman’s annual compensation relative to Total Shareholder Return.

CEO DIRECT COMPENSATION & TOTAL SHAREHOLDER RETURN

As seen in the table above, in 2015 there appeared to be a misalignment between our CEO’s compensation and our Total Shareholder Return. During 2014 and 2015 rail industry stocks were trading with energy stocks which benefitted from high crude oil prices. The correlation with energy stocks was short-lived and based on market perceptions that crude transport demand would result in significant orders. See our Total Shareholder Return chart on the following page which demonstrates the market exuberance and subsequent correction. Railcars transport a variety of commodities and crude oil is not a major driver of railcar orders. In addition, a five year performance period more accurately reflects performance within our sector in our opinion. When accounting for this market noise, the five year trend of our CEO’s compensation is consistent with our strong Total Shareholder Return discussed in more detail on the following page.

THE GREENBRIER COMPANIES	2019 Proxy Statement	19

Executive Compensation

Total Shareholder Return Performance

Measured by Total Shareholder Return (“TSR”), the Company has outperformed the S&P 500 over the five year period from August 30, 2013 as demonstrated in the chart below.

Total Shareholder Return ($) 2.57X INCREASE stock price source: nasdaq

Metric Performance Against Direct Peers

The Compensation Committee and full Board regularly review our performance compared to our closest direct competitors in the railcar manufacturing industry. For the most recent five year period, we have outperformed the median of these peers on all financial metrics. For the most recent three year period, we have outperformed the median on all metrics while delivering strong financial results. The charts below provide comparisons of various performance metrics with our closest peers for the most recent three and five year periods.

3-Year Metrics

Ticker	Company Name	TSR (3 Yr) (%)	ROE (3 Yr) (%)	ROA (3 Yr) (%)	ROIC (3 Yr) (%)	Cash Flow Gr. (3 Yr) (%)	Revenue Gr. (3 Yr) (%)	EBITDA Gr. (3 Yr) (%)
GBX	The Greenbrier Companies	14.2%	16.0%	8.2%	11.9%	243.1%	(0.2)%	(23.0)%
ARII	American Railcar Industries, Inc.	7.6	17.5	6.9	8.9	(34.5)	(12.5)	(40.9)
RAIL	FreightCar America, Inc.	(6.4)	1.0	(0.0)	0.4	NM	(25.6)	(161.8)
TRN	Trinity Industries	11.9	12.1	5.6	7.0	(18.0)	(17.6)	(48.0)
Peers Median		7.6%	12.1%	5.6%	7.0%	(26.2)%	(17.6)%	(48.0)%

5-Year Metrics

Ticker	Company Name	TSR (5 Yr) (%)	ROE (5 Yr) (%)	ROA (5 Yr) (%)	ROIC (5 Yr) (%)	Cash Flow Gr. (5 Yr) (%)	Revenue Gr. (5 Yr) (%)	EBITDA Gr. (5 Yr) (%)
GBX	The Greenbrier Companies	22.8%	18.7%	8.4%	12.4%	251.8%	7.3%	102.9%
ARII	American Railcar Industries, Inc.	9.0	19.6	8.3	9.9	14.1	(6.7)	(17.3)
RAIL	FreightCar America, Inc.	0.1	0.4	(0.1)	(0.1)	NM	(6.1)	(371.0)
TRN	Trinity Industries	12.9	15.5	6.6	7.7	136.5	(1.4)	(5.3)
Peers Median		9.0%	15.5%	6.6%	7.7%	75.3%	(6.1)%	(17.3)%

20	2019 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

RATIONALE FOR SELECTION OF PERFORMANCE METRICS

The 2018 annual incentive plan performance metrics were weighted 85% to financial goals and 15% to strategic goals. The two financial goals, Adjusted EBITDA and ROIC measures were weighted 75% and 25% respectively as part of the financial goals in calculating our annual incentive compensation payouts. The Compensation Committee believes that these two measures struck an appropriate balance between achieving meaningful earnings relative to the business environment while holding a disciplined capital management strategy through business cycles. Our targets and focus on these measures will vary at different points in the business cycle. Our two strategic goals were selected because of their importance to the Company’s strategic plan.

For long-term incentives, the Adjusted EBITDA and return on equity (“ROE”) measures were weighted equally in calculating our performance share results for the 2016-2018 period. The Compensation Committee believes that these two measures struck an appropriate balance between achieving meaningful earnings and maintaining a disciplined investment strategy in all businesses and jurisdictions while emphasizing balance sheet strength and profitability.

The Compensation Committee considers annual input from management taking into account the macro business environment, backlog of manufacturers’ orders in the sector and for the Company, expected delivery schedules and data related to the railroad industry that affects demand including velocity of the railroads, available railcar supply, railcar loading trends and forecasts by commodity and railcar type.

Payouts and Pay-for-Performance Alignment

Our compensation program is designed to reward our executives for contributing to the achievement of our annual and long-term objectives through the business cycles. We set robust financial and strategic goals in order to align executive awards with the creation of long-term value for our shareholders. The graphs in this section show our short and long-term compensation plan goals for fiscal year 2018, and our actual achievement for each of Adjusted EBITDA (Pre-Bonus), ROIC, Adjusted EBITDA and ROE. We use these metrics for determining our annual and long-term performance incentives.

ANNUAL SHORT-TERM INCENTIVE PLAN STRATEGIC GOALS

ANNUAL SHORT-TERM INCENTIVE PLAN PAYOUTS

In 2018, our Board of Directors added a specific set of strategic goals to the annual incentive plan of the NEOs. The two strategic goals were:

Strategic Goal

(1) Execute Integration of New Businesses

Recent expansion and investments in Europe and Brazil require integration of Greenbrier-Astra Rail and Greenbrier-Maxion into Greenbrier organization and culture.

•   Imprint our core values of safety, product quality, integrity and respect for people in all new businesses

•   Taking cultural differences and local business practices into consideration, implement our processes and controls and our integrated business model commercial strategy through training, consistent communication and management

•   Maximize utilization of various production locations for competitive advantage

THE GREENBRIER COMPANIES	2019 Proxy Statement	21

Executive Compensation

Strategic Goal

(2) Talent Development and Succession Management

In order to support and diversify our global business growth and ensure future sustainability, we need to develop and implement a talent strategy.

•   Identify critical and core positions across all businesses

•   Create development and succession plans to fill the identified positions with capable persons within specific time frames

Under our annual incentive plan, Adjusted EBITDA before bonus for 2018 was $338.7 million and ROIC was 13.9%. The level of performance resulted in incentive payouts of 127.6% for Adjusted EBITDA and 158% for Corporate ROIC and 100% for Strategic Goals for a blended payout of 129.9% of the target award level to the NEOs. See page 25 for more details on our annual incentive plan.

LONG-TERM PERFORMANCE SHARE PLAN MEASURES

(30 MONTHS - MARCH 1, 2016 THROUGH AUGUST 31, 2018)

LONG-TERM INCENTIVE PLAN PAYOUTS

Under the terms of our 2016-2018 performance share restricted stock program, our actual results exceeded the target performance goal for Adjusted EBITDA only, which resulted in vesting of 115.4% of the performance-based restricted shares as of the determination date, October 23, 2018. This is lower than it would have been if results had exceeded the target goal for ROE as well. See page 33 for a description of our restricted stock unit (“RSU”) program.

Say-on-Pay Vote

At our 2018 Annual Meeting of Shareholders, approximately 95% of shareholder votes cast were cast in favor of a resolution approving the compensation of our NEOs as disclosed in the 2018 proxy statement. The Compensation Committee believes that the overwhelming vote in favor of the say-on-pay resolution was an affirmation of shareholders’ support of our approach to executive compensation. The Company welcomes engagement with shareholders and in years past has made changes in compensation practices in response to shareholder feedback. No additional concerns were raised in fiscal year 2018. Even so, we continue to refine our pay practices and make changes related to our executive compensation plans including extending our measurement period for long term incentives from 30 months to 36 months and adding a relative performance metric for our 2018 long-term incentive award.

22	2019 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

Greenbrier’s Executive Compensation Practices

CHANGES WE MADE FOR FISCAL 2018

Measurement Period The measurement period for long-term incentives was extended from 30 to 36 months

Relative Metric A relative performance metric was introduced for our 2018 long-term incentive grant
WHAT WE DO

Pay-for-Performance More than 50% of our NEOs’ total possible direct compensation is performance-based
Robust Stock Ownership Guidelines We have stock ownership guidelines of 5x base salary for our CEO and either 2x or 2.5x base salary for other NEOs and 5x annual cash retainer for Directors
Stock Retention Requirements Our NEOs are expected to retain 50% of the after-tax value of compensatory awards until stock ownership guidelines are met

Annual “Say-on-Pay” Vote Our shareholders are given an annual advisory vote to approve our executive compensation programs

Clawback Policy Our policy provides for recovery of performance-based equity awards and incentive compensation paid to executive officers in the event of an accounting restatement due to material noncompliance with financial reporting requirements under federal securities laws

Independent Compensation Consultant The Compensation Committee retains an independent compensation consultant and reassesses independence annually
Annual Review of Compensation Program The Compensation Committee reviews all our compensation programs annually for best practices with input from our compensation consultant
Annual Compensation Risk Assessment The Compensation Committee conducts an annual risk assessment of our compensation programs to ensure that they do not promote undue risk taking

Limited Perquisites We maintain a moderate perquisite program of automobile allowances, club memberships and financial planning services as is the practice in our industry, as well as relocation costs when appropriate

Grandfathered Employment Agreements We no longer enter into employment agreements with new executive officers. The legacy employment agreements with three NEOs (including our CEO) were originally entered into before 2010

Minimum Vesting Requirements All awards under the plan have a minimum vesting period of at least one year
Maximum Term of SARs Stock appreciation rights are subject to a maximum term of 10 years
Responsible Share Usage The Compensation Committee reviews share usage for RSU awards annually with an independent consultant
WHAT WE DON’T DO
🌑

Hedging/Pledging of Company Stock We prohibit our officers and directors and insider employees from hedging and short selling our publicly traded stock. Our directors and executive officers are prohibited from margining our publicly traded stock and prohibited from pledging our publicly traded stock without advance clearance

🌑

Single-Trigger Change of Control Vesting We do not provide single-trigger acceleration of vesting for equity or cash severance payments upon a change of control. We require both a change of control and termination of an executive’s employment before vesting is accelerated or severance payments are made (double-trigger)

🌑	Tax Gross-Ups We do not provide tax gross-ups

🌑	Share Repricing We do not allow share repricing

🌑	Dividends on Unvested Shares Commencing with 2018 grants, we do not pay dividends on unearned shares or RSUs

🌑	Change of Control (“COC”) We no longer accelerate equity awards upon a COC so long as the acquiring company assumes or continues the awards. Performance-based awards vest only based on actual results measured against performance goals as of the COC. The COC definition excludes transactions with affiliates and corporate reorganizations

THE GREENBRIER COMPANIES	2019 Proxy Statement	23

Executive Compensation

Compensation Plan Design

To meet our objective to align the interests of our executives with the long-term interests of shareholders, our first compensation principle is to utilize performance-based compensation. In 2018, approximately 53% of actual total direct compensation for our CEO and 52% for our other NEOs was performance based and not guaranteed. The lightest and darkest green colors in the charts to the right denote performance-based compensation. The following table provides a snapshot of the elements of pay for named executive officers and explains why each element is provided.

LONG-TERM EQUITY COMPENSATION 66%	LONG TERM EQUITY COMPENSATION 52%

Incentive Type	Compensation Element	What the Element Rewards	Key Features & Purpose	Form of Settlement
Fixed	Base Salary	Individual performance while considering market pay levels, specific responsibilities and experience of each NEO	• Attract and retain talent • Provide financial certainty	Cash
Performance- Based	Annual Performance Incentive	Achievement of specific financial and strategic goals	• Drive achievement of key business results on an annual basis	Cash
	Long-Term Equity Performance-Based Variable	Achievement of specific financial goals and, if appropriate, relative financial performance. We set long-term incentive targets to be competitive with the market	• Reward achievement of long-term objectives over a 30/36 month performance period • Directly ties interests of our NEOs to those of our shareholders	GBX Shares
Time-Based	Long-Term Equity Time-Based Variable	Creation of long-term shareholder value	• Retain talent • Vest ratably over a three-year period at then stock price	GBX Shares

COMPENSATING FOR STABILITY AND SUCCESSION

In addition to working to align the interests of executives with shareholders, the Company designs executive compensation to promote stability and succession and ensure smooth transitions. During 2018, there were several such transitions: Lorie Tekorius was promoted to Chief Operating Officer; Brian Comstock was promoted to Executive Vice President, Sales and Marketing; and Adrian Downes was promoted to Acting CFO. These promotions were a product of the individuals’ hard work and the Company’s focus on succession planning.

In 2018, our executive compensation program consisted of three elements: base salary, annual incentives and long-term equity compensation. We also provide various retirement and benefit programs. Further details on each element of compensation are discussed below.

BASE SALARY

Base salary constitutes approximately 14% of total actual direct compensation for our CEO (approximately 28% for our other NEOs). In establishing salary levels, we consider market pay levels, the specific responsibilities and experience of each NEO, and his or her individual performance. As part of its annual review, the Compensation Committee may adjust base salaries for:

•	Annual merit increases
•	Changes in role, such as promotions or added responsibilities especially in international markets

•	Market adjustments to promote retention

At his request, Mr. Furman did not receive an increase in his base salary in 2018. As a result of the Company’s successes, including our continued international expansion, base salaries for Messrs. Rittenbaum, Centurion, Comstock, Downes and Ms. Tekorius were increased effective January 1, 2018 following consultation

24	2019 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

with Mercer, our independent compensation consultant, and taking into consideration relevant compensation studies with respect to the Company’s peer group and national compensation surveys. Mr. Downes and Ms. Tekorius also received increases in connection with their promotions described above.

ANNUAL INCENTIVE PLAN DESIGN

Target incentive opportunities under the annual incentive plan for NEOs are expressed as a percentage of base salary and are intended to be competitive with the market. Please see page 28 for more information on how we determine competitive pay levels. For 2018, our CEO’s target incentive opportunities remained unchanged from 2017 levels. Threshold, target and maximum levels for each NEO are presented in the following chart:

	Performance Level[1]
Named Executive Officer	Threshold (as a % of base salary earned)	Target (as a % of base salary earned)	Maximum (as a % of base salary earned)
William A. Furman	86%	115%	213%
Lorie L. Tekorius	64%	85%	157%
Mark J. Rittenbaum	68%	90%	167%
Alejandro Centurion	68%	90%	167%
Brian J. Comstock	60%	80%	148%
Adrian J. Downes	49%	65%	120%

(1)	Threshold, Target and Maximum Performance Levels assume full achievement of strategic goals.

Our NEOs earn their annual incentive awards under the short-term annual incentive plan based on achievement of pre-established financial performance goals, which for fiscal year 2018 made up 85% of each NEO’s total annual incentive award potential, and strategic goals, which for fiscal year 2018 made up 15% of each NEO’s total annual incentive award potential. Although not used in 2018, the CEO has discretion to recommend to the Compensation Committee (and the Compensation Committee has discretion in the case of the CEO) to make a downward (but not upward) adjustment of any metrically calculated award of up to 20% to reflect individual performance.

The performance metrics, their weighting and payout levels are established at the beginning of each fiscal year by the Compensation Committee with input from management and the independent compensation consultant. This process includes a thorough discussion of the risks and variables of management’s financial plan for the upcoming fiscal year including existing backlog. The level of financial performance required for the maximum (“stretch”) payout is established based on the Compensation Committee’s assessment of the level of performance that shareholders would likely consider superior in view of general economic conditions and the economic outlook for

Greenbrier and its industry in particular. A comparable process is used to establish the threshold or minimum performance level, defined as the level of financial performance below which no incentive payment is appropriate.

The Compensation Committee generally structures our executive compensation, including the short-term annual incentive plan, with the goal of maximizing the tax deductibility of executive compensation. However, we may pay compensation that is not deductible from time to time, based upon business needs. For a discussion of tax deductibility of executive compensation in general, see “Regulatory Considerations” on page 29.

Target Setting for Financial Metrics

For fiscal year 2018, achievement of financial metrics made up 85% of each NEO’s total annual incentive award opportunity. In keeping with our philosophy to incentivize management in both strong and weak markets, the Compensation Committee increased the Adjusted EBITDA goal and decreased the ROIC goal compared to the prior year. These changes were aligned with the Company’s strategy to wisely deploy cash and expand internationally while allowing returns in new markets to grow over time. The following table sets forth the financial metrics and goals under the 2018 annual incentive plan:

2018 Short-term Incentive Financial Measures and Goals

($ in millions)

	Adjusted EBITDA (Pre-Bonus)	Corporate ROIC	Payout
Threshold (Minimum)	$244	9.0%	75.0%
Target (Goal)	$305	11.0%	100.0%
Stretch (Maximum)	$427	16.0%	200.0%

Weighting of the above financial metrics was 75% for adjusted EBITDA and 25% for ROIC. Achievement below threshold results in no payout for the respective metric. Payout amounts are interpolated between threshold and target or target and stretch, as appropriate. In addition, failure to meet the threshold level of adjusted EBITDA means that no payment would be made at all pursuant to the short-term incentive plan, even if the ROIC threshold were achieved.

Strategic Goals

For fiscal year 2018, achievement of strategic goals made up 15% of each NEO’s total annual incentive award opportunity. The Compensation Committee selected integration of new businesses,

THE GREENBRIER COMPANIES	2019 Proxy Statement	25

Executive Compensation

and talent development and succession planning as the strategic goals for fiscal year 2018. The Compensation Committee determines the level of achievement of strategic goals for all executive officers (including NEOs) as a group, on a scale of 0 – 100%. “Stretch” levels of performance do not apply to strategic goals.

LONG-TERM EQUITY COMPENSATION DESIGN

Process for Granting Awards

We set target long-term incentive opportunities for our NEOs to be competitive with the market. The value of the annual long-term incentive awards to each NEO is divided equally between two types of equity-based awards: time-based vesting RSUs and performance-based RSUs. During fiscal year 2018, the Compensation Committee determined to modify the performance period applicable to performance-based RSUs from a 30-month performance period to a 36-month performance period. For fiscal year 2018, the grant date for all annual long-term incentive awards was April 2018. For fiscal year 2019 performance-based grants and on a go-forward basis, we expect that the grant date for performance-based RSUs will typically be in October. We grant RSUs to NEOs at the same time we grant them to other employees. We generally make off-cycle grants (if any) only to newly-hired employees or in connection with significant increased responsibilities or promotions, as approved by the Compensation Committee. No such grants were made in fiscal year 2018.

To ensure responsible use of shares under our equity program, the Compensation Committee approves a pool for each annual RSU grant with assistance from Mercer.

In granting RSUs to individuals, the number of shares awarded was guided by dividing the intended value of the award by the then current market price of the Company’s Common Stock on the NYSE measured from the date of grant of the award.

Dividends Paid Only on Vesting

Commencing with grants made in fiscal year 2018 we do not pay dividends on unearned time-based or performance RSUs.

Award Types and How Each Fits our Program

Time-Based RSUs

Time-based RSUs are designed to create long-term shareholder value and retention of highly qualified leaders. Time-based RSUs vest ratably in the form of Company common stock over a three-year period beginning on the first anniversary following the date of the grant.

Performance-Based RSUs

Performance shares are designed to focus attention on, and to reward the achievement of, our long-term financial objectives and sustained appreciation in shareholder value. At the end of the 36 month performance period, a percentage ranging from 0% to 200% of the number of shares initially awarded will be earned based on the extent to which the 36-month goals are achieved. The value of each performance share equals the price of one share of our common stock on the date of grant, with payment of earned performance units made in the form of Greenbrier common stock.

The modified 36-month measurement period beginning on September 1 and ending on August 31 was chosen to coincide with our fiscal year.

Target Setting

Our target setting process, conducted at the beginning of each 36-month performance period, combines goals related to earnings and return while taking into account the cyclical nature of our business. Our targets are designed to incentivize behavior which enhances long-term shareholder value at all points in the business cycle.

For our April 2018 RSU awards we introduced a relative metric – Relative EBITDA Growth. The Company’s cumulative EBITDA during the performance period over the prior year multiplied by three years. The result is then compared to our compensation peer group and payouts of 0% to 200% of RSUs awarded are determined based on percentile ranking. The Compensation Committee believes that a relative performance metric further aligns long-term compensation to long-term shareholder returns. In consultation with Mercer, the Compensation Committee is monitoring this change and may modify its approach to relative performance pay in the future.

We establish our objectives depending on where we are in the business cycle. When backlog and demand are high and asset prices are strong, we emphasize earning a higher return. When the market is weak and prices are under pressure, we emphasize making prudent decisions related to market share and other considerations as well as investments at attractive prices over attempting to earn unrealistic short-term returns. Making intelligent decisions at the right points in the cycle allows us to increase shareholder value over the longer term.

The Compensation Committee selected Adjusted EBITDA, Relative EBITA Growth and ROIC as the performance metrics for the 36-month performance period beginning on September 1, 2017 and ending on August 31, 2020. Consistent with our objective of striking a balance between earnings growth and respect for capital and ensuring that our management team is incentivized at all points in the cycle, we increased our Adjusted EBITDA goal significantly for the current 36-month performance period over the prior 30-month performance period.

Weighting of the metrics for fiscal year 2018 is 30% for Adjusted EBITDA, 30% for Relative EBITDA Growth and 40% for ROIC. Achievement below threshold results in no payout for the respective metric.

26	2019 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

Payout amounts are interpolated between threshold and target or target and stretch, as appropriate. Vesting is independent for each performance criteria. The Compensation Committee reviewed use of EBITDA metrics for both short and long term compensation plans and believes it is an important metric for incentivizing both short-term and long-term performance and shareholder returns.

BENEFITS

Executive Retirement and Insurance Benefits

Supplemental Retirement Benefits

The Company maintains a Nonqualified Deferred Compensation (“NQDC”) Plan which permits participants to elect to defer a portion of their compensation in excess of amounts that may be deferred under the Company’s tax-qualified 401(k) plan, and to defer receipt of shares of stock issuable upon vesting of RSUs. The NQDC does not pay or provide for preferential or above-market earnings. Participants may direct the investment of deferred cash compensation credited to their accounts among a range of investment options similar to those available under the Company’s 401(k) plan; shares of Company stock deferred under the NQDC Plan may not be diversified into other investments. The Company’s executive officers, including its NEOs, are eligible to defer a portion of their compensation under the NQDC Plan. Messrs. Rittenbaum, Downes and Comstock elected to participate in the NQDC Plan in 2018; none of the other NEOs elected to defer any portion of their 2018 cash or equity compensation under the NQDC Plan.

The Company makes discretionary employer contributions on behalf of Mr. Rittenbaum and Mr. Centurion under the target benefit component of its NQDC Plan, which has been discontinued for new participants. Target benefit contributions are designed to provide supplemental retirement benefits to the participating executives in an amount equal to 50% of the executive’s base salary as of age 65 for 15 years. While the Company intends to make contributions under the target benefit program in the ordinary course that are actuarially designed to provide the target benefit amount, no level of contributions is required and no level of supplemental retirement benefits is guaranteed to executives under the target benefit program component of the NQDC Plan. The Company does not provide tax gross-up payments or other provisions for paying executives’ taxes on distributions from the NQDC Plan.

The Company makes discretionary contributions under the supplemental retirement program component of the NQDC Plan on behalf of executives who do not participate in the target benefit program, including Messrs. Furman, Comstock and Downes and Ms. Tekorius. Such contributions are credited to a Supplemental Retirement Program account on their behalf under the NQDC Plan. In January 2018, the Compensation Committee approved discretionary contributions equal to 6% of participants’ annual base salary earned plus actual bonus earned for the prior fiscal year.

Executive Life Insurance

The Company provides an executive life insurance program to its executive officers and certain other management employees. The Company owns life insurance policies insuring the executives’ lives, and has endorsed the rights to the death benefits to the participating executives. Upon termination of the executive’s employment, the Company will transfer ownership of the policy to the executive, resulting in taxable income to the executive at the time of transfer. Each NEO, other than Mr. Furman and Mr. Comstock, participates in the executive life insurance program, and each has an aggregate death benefit amount of $1 million (including previous executive—owned life insurance policies for which no further Company funding is provided) and a target aggregate after-tax cash surrender value at age 62 of $200,000, except for Ms. Tekorius who has a target aggregate after-tax cash surrender value at age 62 of $125,000 and except for Mr. Downes who has no target after-tax cash surrender value.

Perquisites and Other Personal Benefits

The Company provides executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program goal of enabling the Company to attract, retain and motivate employees for key positions. The Company is selective in its use of perquisites, using perquisites that are commonly provided, the value of which is generally modest and periodically reviewing the levels of perquisites. The Company does not provide tax gross-ups for perquisites or personal benefits. The primary perquisites are use of Company-owned automobiles or automobile allowances and payment of club membership dues. The Company may assist selected transferred or newly-hired executives in selling their homes to facilitate a successful relocation of the executive.

Change-of-Control Agreements—Double Triggers

We have entered into agreements with our NEOs that provide certain benefits if employment is terminated following a change of control (“COC”). This protection is provided to ensure the stability, continuity and impartiality of our executives in a COC situation. The level of protection is intended to be similar to that provided by similarly sized organizations.

The COC agreements are “double-trigger” agreements, meaning that benefits are payable only if a COC occurs and an executive’s employment is terminated, or constructively terminated.

Double-Trigger Equity Vesting

All equity grant agreements require both a COC event and an executive’s actual or constructive termination before vesting is accelerated.

THE GREENBRIER COMPANIES	2019 Proxy Statement	27

Executive Compensation

Employment Agreements

Since 2010, we have not entered into any new employment agreements with NEOs. Messrs. Furman, Rittenbaum and Centurion have employment agreements that were originally entered into prior to 2010. For a description of these key agreements, please see Potential Post Termination Payments. All our COC agreements and employment agreements have been modified so that no tax gross up benefits are provided and we do not offer this feature in new agreements.

Process for Determining Executive Compensation (Including NEOs)

The Compensation Committee with input from the independent consultant, regularly reviews:

•	The competitiveness of our compensation program

•	The competitiveness of each NEO’s compensation

•	Recent developments and trends in executive compensation practices

Our human resources staff and the CEO also provide input to the Compensation Committee regarding base salary increases, annual incentives, long-term equity incentives and the business and financial goals applicable to earning such compensation. After reviewing these recommendations, the Compensation Committee determines and approves the compensation of each NEO. Our CEO, however, does not participate in, nor is he present during, deliberations on his own compensation. Such deliberations occur during the Compensation Committee’s executive sessions. The Compensation Committee also reviews its pay decisions regarding our CEO with the other independent directors of the Board.

THE DETERMINATION OF MARKET COMPETITIVE PAY

We have structured our compensation programs to provide total direct compensation opportunities comparable to opportunities provided by companies of comparable size based on several metrics. We use a “peer group” to assist us in determining appropriate compensation and we conduct benchmarking reviews. The complexity of our international integrated business model and the depth of experience required by our NEOs creates a challenge for the Compensation Committee to obtain information on competitive pay levels with precision for our particular business and for specific executive positions. To make final decisions and ensure that we are market competitive to attract and retain talent, the Compensation Committee, with assistance from human resources staff and an independent compensation consultant, regularly reviews information on pay for executives as reported in national compensation surveys by Mercer and Willis Towers Watson. These surveys include compensation information, on an aggregated basis, for approximately 300 companies with annual revenues between $1 and $6 billion. While peer group data and survey data are a starting point for our compensation review process, actual compensation decisions with respect to specific individuals are influenced by a variety of factors including experience, tenure, skills, unique responsibilities, individual performance and anticipated advancement in our succession strategy, and our specific talent requirements.

PEER GROUP

Our peer group referred to when developing our fiscal year 2018 compensation program included the 18 companies listed below. The Compensation Committee, together with Mercer, periodically reviews and, as appropriate, may approve changes to our peer group. For fiscal year 2019, the Compensation Committee made no changes to our peer group. Our 2019 peer group is:

Trinity Industries Oshkosh Corp. Terex Hyster-Yale Materials Handling REV Group Wabash National	Manitowoc Schnitzer Steel Industries Astec Industries Crane Timken Meritor	Wabtec WABCO Holdings Hub Group GATX H&E Equipment Services Triton International

28	2019 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

Compensation Governance

STOCK OWNERSHIP AND STOCK RETENTION

The Company has stock ownership guidelines for its executive officers, under which all executive officers of the Company are expected to retain holdings of Company stock with a value equal to a multiple of base salary ranging from one to five times base salary depending on the executive officer’s position with the Company, as set forth below.

Named Executive Officer	Stock Ownership Target as a Multiple of Salary	In Compliance Yes/No
CEO, William A. Furman	5x	Yes
COO, Lorie L. Tekorius	2.5x	Yes
EVP, Mark J. Rittenbaum	2.5x	Yes
EVP, Alejandro Centurion	2.5x	Yes
EVP, Brian J. Comstock	2.5x	Yes
SVP, Adrian J. Downes	2x	Yes

Executive officers are expected to achieve compliance with the applicable guidelines within five years of the date of adoption of the guidelines or appointment as an executive officer, whichever is later. They are encouraged to retain ownership of shares representing at least 50% of the after-tax value acquired through compensatory stock awards until the guidelines are met. All of our executive officers have satisfied the executive stock ownership expectation.

INCENTIVE COMPENSATION CLAW-BACK POLICY

The Company has adopted an incentive compensation claw-back policy intended to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act requires companies to adopt a policy that will recapture (“claw-back”) excess incentive compensation, if any, that is paid to certain executives based on erroneous financial statements, and mandates the SEC to issue rules implementing the claw-back requirements. Although the SEC has not yet promulgated final rules implementing the Dodd-Frank claw-back requirements, in 2013 the Company determined to adopt a claw- back policy in light of concerns expressed by shareholders about the lack of a claw-back policy, and the SEC’s delay in adopting final rules.

POLICIES REGARDING HEDGING AND PLEDGING OF COMPANY STOCK

The Company’s Policy Regarding Trading in Company Securities prohibits its directors and executive officers from hedging the economic risk of owning shares of Company stock and restricts directors and executive officers from holding Company stock in a margin account, or pledging Company stock as collateral for a loan, except in very limited circumstances (not including margin debt) with advance approval of the Chairman and CEO.

COMPENSATION COMMITTEE’S INDEPENDENT CONSULTANT AND COMPENSATION CONSULTANT’S ROLE

The Compensation Committee has sole authority to retain and terminate independent consultants, counsel, experts and other personnel the Committee deems necessary to enable it to fully perform its duties and fulfill its responsibilities, and to determine the compensation and other terms of engagement for such consultants and experts. Pursuant to the Compensation Committee’s Charter, the Compensation Committee may delegate to its chair or to one or more of its members the responsibility for performing routine functions. There are no other express provisions in the Charter delegating Compensation Committee authority to any other person.

The Compensation Committee engaged Mercer to provide information, analysis and advice regarding executive and director compensation. Mercer provided the following services for the Compensation Committee during fiscal year 2018: (i) advice on 2018 executive officer bonus program structure, performance goals and targets, and bonus amounts; (ii) advice on 2018 executive officer equity grant award sizes and performance goals and targets; (iii) market data and recommendations on executive officer compensation; (iv) advice on equity retention policies and holding requirements after vesting; (v) advice on updating the Company’s peer group companies; and (vi) ongoing advice regarding the Company’s executive compensation practices to advise whether any such practices should be modified to improve effectiveness or to implement “best practices.”

The Compensation Committee has analyzed whether our compensation consultant, Mercer, is independent, and whether Mercer’s work as a compensation consultant has raised any conflicts of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer; (ii) the amount of fees from the Company paid to Mercer as a percentage of Mercer’s total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors employed by Mercer with any member of the Compensation Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors employed by Mercer. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that Mercer is independent, and the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Company has not created any conflicts of interest.

Regulatory Considerations

Our incentive compensation programs have been designed and administered in a manner generally intended to preserve income tax deductions. The Compensation Committee considered the tax and accounting consequences of using various forms of

THE GREENBRIER COMPANIES	2019 Proxy Statement	29

Executive Compensation

compensation and retains the discretion to pay compensation that is not tax deductible or could have adverse accounting consequences for Greenbrier.

UMBRELLA PERFORMANCE-BASED PLAN FOR EXECUTIVE OFFICERS

For fiscal year 2018, the Company granted performance-based compensation to its executive officers, including its NEOs, subject to the terms of the Company’s Umbrella Performance-Based Plan for Executive Officers (the “Umbrella Plan”). The purpose of the Umbrella Plan is to enable the Company to grant performance based awards to executive officers of the Company that may qualify as “performance-based” compensation for purposes of deductibility under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Short-term cash incentive awards made under the Company’s annual bonus plan for executive officers, and performance-based restricted stock, restricted stock unit and other equity based awards made under the Company’s Stock Incentive Plan may be made under the

Umbrella Plan. Beginning with the Company’s 2019 fiscal year, “performance-based” compensation will no longer be exempt from the Section 162(m) deductibility limitation described below.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) generally limits to $1 million per person the amount that the Company can deduct for compensation paid to certain “covered employees” (generally the CEO, CFO and the three next most highly paid executives). For the Company’s 2018 and previous fiscal years, “performance-based” compensation paid to covered employees was not subject to the $1 million limitation. Beginning with the Company’s 2019 fiscal year, “performance-based” compensation will no longer be exempt from the Section 162(m) deductibility limitation. Although the Company generally structures executive compensation arrangements with the goal of maximizing tax deductibility, we may pay compensation that is not deductible under Section 162(m) based upon business needs.

COMPENSATION COMMITTEE REPORT

As required by Item 407(e)(5) of Regulation S-K, the Compensation Committee reviewed and discussed with the Company’s management the above section entitled “Compensation Discussion and Analysis” prepared by the Company’s management as required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended August 31, 2018.

October 23, 2018

Thomas B. Fargo, Chairman

Duane C. McDougall

Graeme A. Jack

David L. Starling

Donald A. Washburn

30	2019 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

Compensation Tables

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the NEOs for fiscal year 2018. The Company did not grant any stock options to NEOs in 2016, 2017 or 2018 and does not maintain any defined benefit or actuarial pension plan, and its nonqualified deferred compensation plan does not pay or provide for preferential or above-market earnings. Accordingly, columns for these elements of compensation are not included in the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock/RSU Awards(1) ($)	Non-equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
William A. Furman	2018	950,000	—	4,790,000	1,419,516	314,128	7,473,644
Chairman, Chief Executive Officer and President	2017	950,000	—	3,246,761	1,670,433	379,886	6,247,080
	2016	950,000	—	3,246,750	2,075,095	272,291	6,544,136

Lorie L. Tekorius	2018	479,400	—	1,077,750	529,463	121,834	2,208,447
Executive Vice President Chief Operating Officer	2017	430,003	—	699,311	517,060	114,530	1,760,904
	2016	343,338	—	666,000	466,545	114,027	1,589,910
Mark J. Rittenbaum	2018	501,387	—	958,000	586,319	237,319	2,283,025
Executive Vice President Commercial and Leasing	2017	476,000	—	761,626	655,024	218,700	2,111,350
	2016	476,000	—	832,500	776,031	197,382	2,281,913
Alejandro Centurion	2018	563,533	—	—	658,993	441,351	1,663,877
Executive Vice President and President of Global Manufacturing Operations	2017	535,000	—	856,028	736,214	347,942	2,475,184
	2016	535,000	—	832,500	948,440	353,326	2,669,266

Brian J. Comstock	2018	387,267	—	718,500	402,549	109,753	1,618,069
Executive Vice President Sales and Marketing
Adrian J. Downes	2018	331,509	—	359,250	279,981	70,076	1,040,816
Senior Vice President Chief Accounting Officer and Acting Chief Financial Officer

(1)

Represents the aggregate grant date fair value of the shares or RSUs computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For purposes of valuation of restricted stock and RSU awards, we assume that no shares or RSUs will be forfeited and performance goals will be achieved at target levels. These amounts reflect the grant date fair value ($47.90 per share on the April 4, 2018 date of grant), and may not correspond to the actual value that will be recognized by the NEOs. One-half of each RSU award is time-vested and will vest in annual installments on the first, second and third anniversaries of the grant date, based on continued employment with the Company. One-half of each RSU award is performance-vested. For the performance-vested RSUs, the grant date fair value is calculated based on the target number of shares which, as of the grant date, was the estimated number of shares to be issued upon vesting of RSUs. If the Company achieves its stretch performance goals as of the end of the performance period, each NEO will receive additional fully vested shares equal to the number of performance-vested RSUs awarded during fiscal year 2018. Such additional shares, if issued, will be valued as of the date of issuance. If, for purposes of this footnote, the maximum number of shares issuable under the performance-vested RSU awards, including such additional shares that may be received if stretch performance is achieved (valued as of the date of the original award because the share value as of the date of issuance after the end of the performance period is not known at this time), had been used in this calculation in lieu of the target number of shares, the amounts in the table for fiscal year 2018 would have included two times the value of the performance-vested RSUs shown in the table, or $7,185,000 for Mr. Furman, $1,616,625 for Ms. Tekorius, $1,437,000 for Mr. Rittenbaum, $1,077,750 for Mr. Comstock and $538,875 for Mr. Downes.

(2)	Represents short-term cash incentive bonuses earned by each NEO under the 2018 bonus plan for executive officers. See “Compensation Discussion and Analysis—Payouts and Pay-for-Performance Alignment.”
(3)

See “All Other Compensation Table for Fiscal Year 2018” below for detail on amounts included in this column, which include perquisites, the Company’s contributions to the Nonqualified Deferred Compensation Plan, Company match on executive contributions to the 401(k) plan, executive life insurance program benefits and various other compensation amounts.

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Executive Compensation

ALL OTHER COMPENSATION TABLE FOR FISCAL YEAR 2018

Name	Perquisites and Personal Benefits ($)(1)	NQ Deferred Compensation Plan Contributions ($)(2)	401(k) Matching Contributions ($)(3)	Dividends ($)	Life Insurance ($)	Other ($)	Total ($)
William A. Furman	31,489	157,226	—	125,413	—	—	314,128
Lorie L. Tekorius	22,105	58,524	10,730	20,775	9,700	—	121,834
Mark J. Rittenbaum	13,200	160,894	11,362	36,713	15,150	—	237,319
Alejandro Centurion	103,556	254,491	11,228	35,726	36,350	—	441,351
Brian J. Comstock	25,634	49,643	10,800	23,676	—	—	109,753
Adrian J. Downes	—	38,881	11,055	16,010	4,130	—	70,076

(1)

Includes payments made on behalf of: Mr. Furman of $6,211 for use of a Company car, $17,500 for financial, investment and tax advisors and $7,778 for club dues; Ms. Tekorius of $11,100 for car allowance and $11,005 for club dues; Mr. Rittenbaum of $13,200 for car allowance; Mr. Centurion of $13,200 for car allowance, $5,456 for club dues, and $84,900 for medical expenses not covered by health insurance; and Mr. Comstock of $13,200 for car allowance and $12,434 for club dues. On occasion during fiscal year 2018, certain of the named executive officers were accompanied by a spouse or significant other on business trips using an aircraft chartered by the Company, but no amounts are included because there was no incremental cost to the Company. Employees of the Company, including our named executive officers, occasionally use Company-owned properties for personal use. No amounts with respect to any such use are included because there was no incremental cost to the Company.

(2)

These amounts represent (i) the Company’s contributions for Messrs. Rittenbaum and Centurion under the target benefit component of the Company’s Nonqualified Deferred Compensation Plan made in January 2018 on behalf of the NEOs, with respect to the plan year ended December 31, 2017; and (ii) the Company’s contributions for Messrs. Furman, Comstock and Downes and Ms. Tekorius to the non-qualified deferred compensation plan for executive officers who do not participate in the target benefit plan.

(3)	These amounts represent the Company’s matching contribution to each NEO’s 401(k) plan account.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2018

	Grant Date(1)	Possible Future Payouts Under Non-equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or RSUs(4) (#)	Grant Date Fair Value of Stock/RSU Awards ($)(5)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William A. Furman	4-4-18	819,375	1,092,500	2,021,125	25,000	50,000	100,000	50,000	4,790,000
Lorie L. Tekorius	4-4-18	305,618	407,490	753,857	5,625	11,250	22,500	11,250	1,077,750
Mark J. Rittenbaum	4-4-18	338,436	451,248	834,809	5,000	10,000	20,000	10,000	958,000
Alejandro Centurion	4-4-18	380,385	507,180	938,282	—	—	—	—	—
Brian J. Comstock	4-4-18	232,360	309,814	573,155	3,750	7,500	15,000	7,500	718,500
Adrian J. Downes	4-4-18	161,611	215,481	398,640	1,875	3,750	7,500	3,750	359,250

(1)	Dates in this column represent grant dates for equity incentive plan awards.
(2)

All amounts reported in these columns represent potential short-term incentive award payout amounts under the fiscal year 2018 bonus plan for executive officers, if performance had been achieved at the threshold, target or stretch goal levels. Target amounts are set as a percentage of base salary; threshold amounts are equal to 75% of target amounts; and maximum amounts are equal to 200% of target amounts. Actual short-term incentive awards earned during fiscal year 2018 are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(3)	All amounts reported in these columns represent the portion of RSU awards that are performance-vested. See “Compensation Discussion and Analysis—Long-Term Equity Compensation Design.”
(4)

Represents time-vested RSUs, which vest ratably over three years, subject to continued employment. Vesting may be accelerated in certain circumstances, as described under “Compensation Discussion and Analysis—Potential Post-Termination Payments.”

(5)

Represents the aggregate grant date fair value of RSU awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the performance-vested RSUs is based on the target under the award, estimated to be the probable outcome of the performance conditions as of the grant date, multiplied by the closing market price of the Company’s Common Stock on the grant date.

32	2019 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

Material Terms of Employment Agreements and Other Arrangements

EMPLOYMENT AGREEMENTS

The Company has employment agreements with Messrs. Furman, Rittenbaum and Centurion. The employment agreements with these NEOs provide for certain payments and benefits in the event the executive’s employment is terminated by the Company without cause. The employment agreements also provide for payments and benefits in the event that the executive is terminated following a change of control of the Company. Details of the payments and benefits triggered by different termination events are discussed and disclosed in tabular format under the heading “Potential Post-Termination Payments,” following the Equity Compensation Plan Information table.

RSU AWARDS

During fiscal year 2018 the Company granted restricted stock unit awards of 100,000 RSUs to Mr. Furman; 22,500 RSUs to Ms. Tekorius; 20,000 RSUs to Mr. Rittenbaum; 15,000 RSUs to Mr. Comstock; and 7,500 RSUs to Mr. Downes. Each unit represents the right to receive one share of Company stock upon vesting of the unit. Half of the RSUs granted in each individual RSU award are subject to time-based vesting and half of the RSUs are subject to performance-based vesting, as described more fully in the Compensation Discussion and Analysis. Vesting of unvested RSUs will accelerate in the event of termination of the NEO’s employment under certain circumstances, as described below.

ACCELERATION OF RSUs SUBJECT TO TIME VESTING PROVISIONS

All unvested RSUs subject to time vesting provisions (“time-based RSUs”) held by Messrs. Furman, Rittenbaum, Centurion, Comstock and Downes and Ms. Tekorius will automatically vest upon death, disability or retirement pursuant to the terms of the RSU award agreements. In addition, all time-based RSUs held by Messrs. Furman, Rittenbaum and Centurion will immediately vest upon the Company’s termination of the executive other than for “cause” pursuant to such executives’ individual agreements. For all grants made prior to fiscal year 2018, in the event of a termination of employment during the two-year period following a “change of control” of the Company (as defined in the executives’ respective employment or change of control agreements), all time-based RSUs will vest if the termination is by the Company other than for “cause” or by the executive for “good reason” (as such terms are defined in the executives’ respective employment or change of control agreements). Commencing with 2018 grants, RSUs do not accelerate upon COC if they are assumed or continued by the acquiring company. Any time-based RSUs that are not assumed or continued will accelerate and become fully vested upon COC. In the event of a termination of employment during the two-year period following the COC, time-based RSUs held by the executives that were assumed or continued by the acquiring company will accelerate upon the executive’s termination pursuant to the terms of the executive’s employment agreement or change of control agreement, as applicable, as described above.

ACCELERATION OF RSUs SUBJECT TO PERFORMANCE VESTING PROVISIONS

Commencing with 2018 grants, RSUs do not accelerate upon COC if they are assumed or continued by the acquiring company. Any performance-based RSUs that are not assumed or continued would accelerate and become vested based on actual results measured against performance goals as of the COC. In the event of a termination of employment during the two-year period following the COC, performance-based RSUs held by the executives that were assumed or continued by the acquiring company would accelerate and become vested at target upon the executive’s termination pursuant to the terms of the executive’s employment agreement or change of control agreement, as applicable.

All unvested RSUs subject to performance vesting provisions (“performance-based RSUs”) held by Messrs. Furman, Rittenbaum, Centurion, Comstock and Downes and Ms. Tekorius will automatically vest upon death or disability at target levels of performance pursuant to the terms of the RSU award agreements. In the event that any of Messrs. Furman, Rittenbaum, Centurion, Comstock or Downes or Ms. Tekorius retires prior to the end of the performance period, the performance-based RSUs held by such executive will continue to vest based on performance during the entire measurement period, and the retired executive will receive a pro-rated number of shares equal to the number of vested RSUs multiplied by a fraction, the numerator of which is the number of months during the performance period that the executive remained in service with the Company and the denominator of which is the total number of months in the performance period. Under the terms of the employment agreements with Messrs. Furman, Rittenbaum and Centurion, upon termination of the executive’s employment by the Company without cause or termination by the executive for good reason, all performance-based RSUs will continue to vest based on performance during the applicable performance period and the executive will become entitled to receive the number of shares issuable under the RSUs, if any, based upon the level of performance achieved during the entire performance period. For all grants made prior to fiscal year 2018, in the event of a change of control prior to the end of the performance period, all performance-based RSUs will automatically convert into time-based RSUs, and will vest in equal monthly installments over the performance period. The Compensation Committee will determine the level of performance against performance goals through the date of the change of control, and if such performance exceeds the target level, the recipient will be entitled to receive additional shares, based on the level of performance in excess of target, which shares will be time-vested and will vest in full at the end of the measurement period, provided the recipient remains employed by the Company. In the event that the executive’s employment is terminated without cause or for good reason within two years following the change of control, vesting of the converted time-based shares would accelerate, pursuant to the terms of the executive’s employment agreement or change of control agreement, as applicable.

THE GREENBRIER COMPANIES	2019 Proxy Statement	33

Executive Compensation

OUTSTANDING EQUITY AWARDS AT AUGUST 31, 2018

	Stock Awards
Name	Number of Shares of Stock or RSUs that Have Not Vested (#)		Market Value of Shares of Stock or RSUs that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, RSUs or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, RSUs or Other Rights that Have Not Vested ($)
William A. Furman	19,500	(1)	1,131,000	53,952	(2)	3,129,216
	26,173	(3)	1,518,034	56,325	(4)	3,266,850
	50,000	(5)	2,900,000
Lorie L. Tekorius	4,000	(1)	232,000	11,622	(2)	674,076
	5,637	(3)	326,946	12,675	(4)	735,150
	11,250	(5)	652,500
Mark J. Rittenbaum	5,000	(1)	290,000	12,656	(2)	734,048
	6,140	(3)	356,120	11,265	(4)	653,370
	10,000	(5)	580,000
Alejandro Centurion	5,000	(1)	290,000	14,226	(2)	825,108
	6,900	(3)	400,200
Brian J. Comstock	3,583	(1)	207,814	9,915	(2)	575,070
	4,810	(3)	278,980	8,449	(4)	490,042
	7,500	(5)	435,000
Adrian J. Downes	2,083	(1)	120,814	4,987	(2)	289,246
	2,418	(3)	140,244	4,226	(4)	245,108
	3,750	(5)	217,500

(1)

Time-based RSU awards for each of Messrs. Furman, Rittenbaum, Centurion, Comstock and Downes and Ms. Tekorius granted on March 30, 2016 and vest over a period of three years in annual increments of 33 1⁄3 percent of each award beginning one year from grant date.

(2)

Performance-based RSU awards for each of Messrs. Furman, Rittenbaum, Centurion, Comstock and Downes and Ms. Tekorius granted on March 27, 2017 and subject to vesting contingent on the achievement of performance targets as of August 31, 2019. The number of shares and payout value for these awards are calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting.

(3)

Time-based RSU awards for each of Messrs. Furman, Rittenbaum, Centurion, Comstock and Downes and Ms. Tekorius granted on March 27, 2017 vest over a period of three years in annual increments of 33 1⁄3 percent of each award beginning one year from grant date.

(4)

Performance-based RSU awards for each of Messrs. Furman, Rittenbaum, Comstock and Downes and Ms. Tekorius granted on April 4, 2018 and subject to vesting contingent on the achievement of performance targets as of August 31, 2020. The number of shares and payout value for these awards are calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting.

(5)

Time-based RSU awards for each of Messrs. Rittenbaum, Comstock and Downes and Ms. Tekorius granted on April 4, 2018 vest over a period of three years in annual increments of 33 1⁄3 percent of each award beginning one year from grant date. Time-based RSU awards for Mr. Furman granted on April 4, 2018 vest in 33 1⁄3 percent increments on April 4, 2019, April 4, 2020, and October 4, 2020.

STOCK VESTED DURING FISCAL YEAR 2018

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting of Shares During the Year Ended August 31, 2018 ($)
William A. Furman	110,067	6,109,960
Lorie L. Tekorius	22,077	1,227,080
Mark J. Rittenbaum	28,539	1,583,405
Alejandro Centurion	28,754	1,594,342
Brian J. Comstock	20,305	1,126,901
Adrian J. Downes	11,919	661,256	(1)

(1)	Mr. Downes elected to defer receipt of 10,709 shares that would have otherwise been issuable to him upon vesting, representing deferral of $599,001

34	2019 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William A. Furman	—		157,226	99,436	—	886,104
Lorie L. Tekorius	—		58,524	20,953	—	226,222
Mark J. Rittenbaum	262,009		160,894	93,247	—	1,963,295
Alejandro Centurion	—		254,491	223,549	—	1,799,274
Brian J. Comstock	295,311		49,643	61,036	—	1,298,685
Adrian J. Downes	543,328	(3)	38,881	452,493	—	2,083,150

(1)	All contribution amounts shown in this column are reported as fiscal year 2018 compensation in the Summary Compensation Table, under “All Other Compensation.”
(2)

The Nonqualified Deferred Compensation Plan does not pay above-market or preferential earnings, therefore no earnings reported in this column are reported as fiscal year 2018 compensation in the Summary Compensation Table.

(3)	Includes value of deferred shares otherwise issuable to Mr. Downes upon vesting.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of August 31, 2018 with respect to our equity compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	467,710	(1)	N/A	1,050,675	(2)
Equity compensation plans not approved by security holders	None		N/A	None

(1)	For performance-based awards, represents number of shares issuable at target levels of performance.
(2)	Represents shares available for grant under the Stock Incentive Plan, in addition to 467,710 shares issuable upon exercise of outstanding RSUs.

POTENTIAL POST-TERMINATION PAYMENTS

Benefits Triggered on Termination Following a Change of Control

Amended and restated employment agreements entered into effective August 28, 2012 with Messrs. Furman, Rittenbaum and Centurion provide for certain benefits to these officers if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a “change of control” of the Company. Ms. Tekorius, Mr. Comstock and Mr. Downes have change of control agreements that provide for similar benefits upon their termination of employment under these scenarios.

In the above-described agreements, the definition of “change of control” generally is defined to include the acquisition by any individual, entity or group of 30% or more of our stock, consummation of a merger or consolidation that results in 50% or more of our stock being owned by persons who were not shareholders prior to the transaction, a sale of substantially all of our assets, the dissolution or liquidation of the Company, or replacement of a majority of the members of the Board by individuals whose nomination, election or appointment was not approved by the incumbent Board.

“Cause” is generally defined to include the conviction of or a plea of guilty or no contest to a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the executive’s ability to perform substantially the executive’s duties for the Company. In certain cases, “cause” may also include a willful and continued failure to substantially perform the employee’s duties to the Company, a material violation of a Company policy or other written standard, a material breach of fiduciary duty to the Company or refusal to abide by a reasonable and lawful directive following notice and opportunity to do so. “Good reason” generally is defined to include a change in title, position or responsibilities that does not represent a promotion, a decrease in base salary exceeding 5%, a decrease in annual bonus opportunity exceeding 20%, and a home office relocation of over 30 miles.

THE GREENBRIER COMPANIES	2019 Proxy Statement	35

Executive Compensation

The following table shows the estimated change of control benefits that would have been payable to the NEOs if a change of control (as defined in the applicable agreement) had occurred on August 31, 2018 and, except as noted, each officer’s employment had been terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock/RSU Acceleration(3) ($)	Supplemental Retirement Benefits(4) ($)	Other(5) ($)	Total ($)	280G Capped Amount(6) ($)
William A. Furman	7,484,924	18,399	12,022,008	—	26,400	19,551,731	16,470,481
Lorie L. Tekorius	1,662,392	20,645	2,637,202	—	—	4,320,239	3,241,189
Mark J. Rittenbaum	2,836,879	24,064	2,631,576	668,466	26,400	6,187,385	5,431,854
Alejandro Centurion	3,188,509	51,344	1,535,550	866,774	26,400	5,668,577	6,102,644
Brian J. Comstock	1,651,740	10,945	2,001,000	—	—	3,663,685	3,319,242
Adrian J. Downes	954,383	19,124	1,019,988	—	—	1,993,495	1,791,645

(1)

The employment agreement with Mr. Furman provides for a payment equal to three times the sum of his current base salary plus the average of the two most recent annual bonuses received by Mr. Furman. The employment agreements with Messrs. Rittenbaum and Centurion provide for a payment equal to two and one half times the sum of their current base salary plus the average of the two most recent annual bonuses received by the executive. The change of control agreement with Mr. Comstock provides for a payment equal to two times the sum of his current base salary plus the average of the two most recent annual bonuses received by him. The change of control agreements with Ms. Tekorius and Mr. Downes provide for a payment equal to one and one half times the sum of their current base salary plus the average of the two most recent annual bonuses received by them. All payments are to be made in a single lump sum within 30 days after the date of termination, unless a delay in payment is required in order to comply with the requirements of section 409A of the Internal Revenue Code.

(2)

If cash severance benefits are triggered, the employment agreements with Messrs. Furman, Rittenbaum and Centurion also provide that the Company will pay the cost of life, accident and health insurance benefits paid for by the Company at the time of termination for up to 24 months following the termination of employment. Under the terms of his employment agreement, the Company is required to provide continued health insurance benefits at the Company’s expense for Mr. Furman and his spouse until Mr. Furman reaches age 75. The change of control agreements with Ms. Tekorius, Mr. Comstock and Mr. Downes provide that the Company will pay the cost of all health and welfare benefits paid for by the Company at the time of termination for up to 18 months following the termination of employment. The amounts in the table above represent 12 months of life and health insurance premium payments at the rates paid by the Company for each of these executives as of August 31, 2018.

(3)

For grants made prior to fiscal year 2018, under the terms of the applicable RSU agreement and each executive’s employment or change of control agreement, as applicable, in the event of the Company’s termination of the executive other than for “cause” or, for those executives with change of control agreements, disability, or in the event of the executive’s termination of his or her employment for “good reason,” in each case during the two-year period following a change of control of the Company: (i) all unvested time-based shares and RSUs held by the executive will vest; (ii) all performance-based restricted stock awards will vest at the target performance level; and (iii) all performance-based RSUs will convert into time-based RSUs upon change of control, which as-converted time-based RSUs will become fully vested upon termination, and if the level of performance against performance goals through the date of the change of control exceeds target(goal) level, the executive will receive additional time-based RSUs based on achievement in excess of target(goal) as determined by the Compensation Committee, which as-converted time-based RSUs will become fully vested upon the executive’s termination. Commencing with 2018 grants, equity awards do not accelerate upon COC if they are assumed or continued by the acquiring company. Time-based equity awards that are not assumed or continued accelerate and become fully vested upon COC, and performance-based equity awards that are not assumed or continued accelerate and become vested based on actual results measured against performance goals as of the COC. Upon termination following COC, time-based awards that were assumed or continued accelerate and become fully vested, and performance-based awards that were assumed or continued accelerate and become vested at target pursuant to the terms of the executive’s employment agreement or change of control agreement, as applicable. The amounts in the table above assume that no equity awards are assumed or continued by the acquiring company and represent the number of shares of unvested restricted stock and RSUs and any additional RSUs issuable to the executive, if any, based on performance through August 31, 2018 multiplied by a stock price of $58.00 per share, which was the closing price of our Common Stock on August 31, 2018. The expense that the Company would record would differ from the amount above under FASB ASC Topic 718 because the amount of unamortized expense is based upon the stock price as of the date of grant, rather than as of the date of vesting.

(4)

The Company provides supplemental retirement benefits under the terms of the target benefit program under the Company’s Nonqualified Deferred Compensation Plan. Under the terms of the program, in the event that employment of a participant in the target benefit program is terminated within 24 months following a change of control of the Company by the Company other than for “cause” or by the executive for “good reason”, the Company is obligated to contribute to the program on behalf of each such terminated participant an amount equal to the discounted present value of the contributions that would have been required had the participant remained employed until age 65. The amount shown in the table above is the amount that would be required to be contributed to the program on behalf of each participating NEO, assuming that the executive terminated employment as of August 31, 2018 following a change of control. Such amounts are based on the discounted present value of the average amount of contributions made on behalf of each executive during the most recent three year period.

(5)

Pursuant to their employment agreements, the Company will provide Messrs. Furman, Rittenbaum and Centurion with continuation of the Company’s customary automobile benefit at the Company’s expense, for a period of two years following termination of employment. For each of them, the amount above represents the cost of the post-termination automobile benefit for two years, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

(6)

Under all of the change of control provisions described above, the amount of change of control benefits each officer will receive is capped at an amount that will prevent any payments being non-deductible under section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or subject to excise tax under Code section 4999. The amounts shown in this column are the capped amounts, which are equal to one dollar less than the product of three-times the amount of the officers “base amount,” which, as calculated under Code section 280G, is equal to the average of the officer’s W-2 wages over the five-year period preceding the change of control event (or such shorter period as the officer has been employed by the Company).

36	2019 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

Benefits Triggered on Involuntary Termination of Employment without Cause

The following table shows the estimated benefits that would have been paid to each of Messrs. Furman, Rittenbaum and Centurion if the officer’s employment had been terminated on August 31, 2018, either by us other than for “cause” or by the officer with “good reason,” pursuant to the terms of such officer’s individual agreement with the Company. Messrs. Comstock and Downes and Ms. Tekorius do not have employment agreements with the Company.

Name	Cash Severance Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock/RSU Acceleration(3) ($)	Supplemental Retirement Benefits(4) ($)	Other(5) ($)	Total ($)
William A. Furman	4,989,949	18,399	11,945,100	—	39,600	16,993,048
Lorie L. Tekorius	N/A	N/A	N/A	N/A	N/A	N/A
Mark J. Rittenbaum	2,193,343	24,064	2,613,538	321,788	26,400	5,179,133
Alejandro Centurion	2,465,207	51,344	1,515,308	508,982	26,400	4,567,241
Brian J. Comstock	N/A	N/A	N/A	N/A	N/A	N/A
Adrian J. Downes	N/A	N/A	N/A	N/A	N/A	N/A

(1)

Employment agreements with each of Messrs. Furman, Rittenbaum and Centurion, provide for lump sum cash severance payments equal to two times the sum of base salary plus the average bonus amount. Messrs. Furman, Rittenbaum and Centurion also are entitled to receive a pro-rated bonus for the year of termination, based on the greater of the average bonus amount or the executive’s target bonus amount, and the number of days worked during the year of termination. Since it is assumed that termination is on August 31, 2018, the cash severance benefit amount includes 100% of the average bonus amount, in addition to the multiples of salary and bonus described above. All payments are to be made in a single lump sum within 30 days after the executive signs a release of claims against the Company, subject to the potential application of the six-month delay requirement applicable to “specified employees” under IRC §409A.

(2)

Employment agreements with each of Messrs. Furman, Centurion and Rittenbaum provide for continuation of life, accident and health insurance benefits paid by the Companyfor up to 24 months following the termination of employment by the Company other than for “cause” or by the executive for “good reason,” except to the extent similar benefits are provided by a subsequent employer. In addition, under the terms of his employment agreement, the Company is required to provide continued health insurance benefits at the Company’s expense for Mr. Furman and his spouse until Mr. Furman reaches age 75. The amounts in the table above represent 12 months of life, accident and health insurance premium payments at the rates paid by the Company for each of these officers as of August 31, 2018.

(3)

Under the terms of employment agreements with each of Messrs. Furman, Rittenbaum and Centurion, in the event of termination of the executive’s employment by the Company without “cause” or the executive’s termination of his employment for “good reason,” all unvested time-based shares and RSUs will vest; all performance-based restricted stock awards will vest at the target performance level, and all performance-based RSUs will continue to vest based on performance during the applicable performance period and the executive will become entitled to receive the number of shares issuable under the RSUs, if any, based upon the level of performance achieved during the entire performance period. Information regarding unvested restricted stock and RSUs held by the NEOs is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the number of shares of unvested restricted stock and RSUs multiplied by a stock price of $58.00 per share, which was the closing price of our Common Stock on August 31, 2018, and, with respect to performance-based RSUs held by each of Messrs. Furman, Rittenbaum and Centurion, vesting at currently forecasted levels as of the vesting date. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price as of the date of grant, rather than as of the date of vesting.

(4)

The Company provides supplemental retirement benefits under the target benefit program under the Company’s Nonqualified Deferred Compensation Plan. Under the terms of their employment agreements Messrs. Rittenbaum and Centurion will continue to be treated as participants in the supplemental retirement plan for two years following termination of employment. The amount shown in the table above for Messrs. Rittenbaum and Centurion is the estimated amount of two years’ additional contributions under the target benefit program for each participating executive, assuming that the executive’s employment was involuntarily terminated as of August 31, 2018.

(5)

Pursuant to their employment agreements, the Company will provide Messrs. Rittenbaum and Centurion with continued participation in the Company auto program, at the Company’s expense, for a period of two years following termination of employment. Pursuant to his employment agreement, Mr. Furman will continue to receive the Company’s customary automobile benefit for three years following termination of employment. The amount above represents the current annual cost of the employees’ participation in the Company’s automobile program for the applicable period, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

The Company’s obligation to pay severance benefits is, in all cases, contingent upon the officer executing a release of claims in favor of the Company. The Company’s obligation to pay severance benefits to each of Messrs. Rittenbaum and Centurion is contingent upon the officer’s compliance with the terms of a covenant not to compete in favor of the Company for one year following termination of employment.

THE GREENBRIER COMPANIES	2019 Proxy Statement	37

Executive Compensation

Benefits Triggered on Retirement

The following table shows estimated benefits that would have been payable by the Company to the NEOs if each officer’s employment terminated on August 31, 2018 by reason of retirement, excluding amounts payable under the Company’s 401(k) Plan.

Name	Annual Insurance Continuation(1) ($)	Restricted Stock/RSU Acceleration(2) ($)	Annual Retirement Benefit ($)	Total ($)
William A. Furman	18,399	8,515,514	N/A	8,533,913
Lorie L. Tekorius	N/A	N/A	N/A	N/A
Mark J. Rittenbaum	N/A	N/A	N/A	N/A
Alejandro Centurion	N/A	N/A	N/A	N/A
Brian J. Comstock	N/A	N/A	N/A	N/A
Adrian J. Downes	N/A	N/A	N/A	N/A

(1)

Under the terms of his employment agreement, the Company is required to provide continued health insurance benefits at the Company’s expense for Mr. Furman and his spouse until Mr. Furman reaches age 75. The amount in the table represents the annual premium payments at the rates paid by the Company for Mr. Furman as of August 31, 2018.

(2)

Under the terms of the Company’s standard forms of agreements for restricted shares and RSUs, all unvested time-based shares and RSUs become fully vested upon retirement. Performance-based RSUs will continue to vest based upon performance during the measurement period, and the recipient will be entitled to receive a prorated number of shares, at the end of the measurement period. Retirement age is 65 for purposes of restricted stock and RSU vesting on retirement, except as otherwise determined at the discretion of the CEO. Only Mr. Furman is eligible to retire. The amounts in the table above represent the number of unvested time-based shares and RSUs, multiplied by a stock price of $58.00 per share, which was the closing price of our Common Stock on August 31, 2018, plus the value of the pro rata portion of performance-based shares and RSUs that would have accelerated if the executive had retired on August 31, 2018, assuming that performance goals had been met at currently forecasted levels as of the vesting date. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price on the date of grant and not on the vesting date.

Benefits Triggered on Disability or Death

The following table shows estimated benefits that would have been payable by the Company to the NEOs if each officer’s employment terminated on August 31, 2018 by reason of death or disability.

Name	Estimated Cash Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock/RSU Acceleration(3) ($)	Annual Retirement Benefit ($)	Total ($)
William A. Furman	1,544,975	18,399	10,726,056	N/A	12,289,430
Lorie L. Tekorius	N/A	N/A	2,354,394	N/A	2,354,394
Mark J. Rittenbaum	N/A	N/A	2,340,242	N/A	2,340,242
Alejandro Centurion	N/A	N/A	1,290,558	N/A	1,290,558
Brian J. Comstock	N/A	N/A	1,775,206	N/A	1,775,206
Adrian J. Downes	N/A	N/A	906,482	N/A	906,482

(1)

Under the terms of his employment agreement, in the event of termination due to death or disability, Mr. Furman (or his estate) is entitled to receive an amount equal to the prorated portion of the cash bonus which would have been payable to him for the portion of the fiscal year during which he was employed by the Company. Since it is assumed that the triggering event occurs on August 31, 2018, the amount of estimated cash benefit is equal to a full year’s cash bonus, estimated to be the amount of the average of the most recent two years’ cash bonuses actually paid to Mr. Furman.

(2)

Under the terms of his employment agreement, in the event Mr. Furman’s employment terminates for any reason, including death or disability, the Company is required to provide continued health insurance benefits at the Company’s expense for Mr. Furman (in the case of disability) and his spouse until Mr. Furman reaches age 75 (or would have reached age 75, in the case of his death). The amount in the table represents the annual premium payments at the rates paid by us for Mr. Furman as of August 31, 2018.

(3)

Under the terms of the Company’s standard forms of agreements, all unvested shares of restricted stock and RSUs become fully vested upon termination due to death or disability, with performance-based shares and RSUs vesting at the target level. The amounts in the table above represent the number of shares of unvested restricted stock and RSUs (with performance shares and RSUs at target level) multiplied by a stock price of $58.00 per share, which was the closing price of our Common Stock on August 31, 2018. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price as of the date of grant rather than as of the vesting date.

38	2019 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

CEO PAY RATIO

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our Chairman, CEO and President, William A. Furman, to the annual total compensation of our median employee for fiscal year 2018.

Fiscal year 2018 annual total compensation for our CEO was $7,473,644. The annual total compensation of our median employee was $11,618. The resulting ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was approximately 643 to 1.

We identified our median employee by examining compensation information derived from payroll records for all employees, excluding the CEO, who were employed by us on August 31, 2018. As of such date, we employed approximately 12,649 people, with 1,685 of these employees located in the United States and 10,964 located outside the United States. In identifying our median employee, we selected actual base salary (for salaried employees) and wages (for hourly employees) for the 12-month period ended August 31, 2018 as the most appropriate measure of compensation and consistently applied that measure to all employees included in the calculation.

THE GREENBRIER COMPANIES	2019 Proxy Statement	39

PROPOSAL 3

APPROVAL OF AMENDMENT TO 2014 EMPLOYEE STOCK

PURCHASE PLAN

The Board of Directors has adopted an Amendment to 2014 Employee Stock Purchase Plan (the “Amendment”). The Amendment extends the 2014 Employee Stock Purchase Plan (the “Plan”) for an additional five years. The Plan provides a convenient way for employees to purchase shares of the Company’s Common Stock through payroll deductions and a method by which the Company may assist and encourage its employees to become shareholders. As amended by the Amendment, the Plan will continue in effect until February 29, 2024, subject to the right of the Board of Directors to terminate the Plan at any time. The Amendment extends the Plan, which would otherwise expire on February 28, 2019. The following summary of the material provisions of the Plan does not purport to be complete, and is subject to and qualified in its entirety by the complete text of the Plan. A complete copy of the Plan is available in our Proxy Statement filed with the SEC on November 19, 2014.

Eligibility

Except as described below, all regular employees of the Company and designated subsidiaries, including employees who are officers or directors, are eligible to participate in the Plan. Regular employees include employees who have been employed by the Company or a participating subsidiary for at least three consecutive months, who customarily work at least 20 hours per week, and whose customary employment is for at least five months per calendar year. Any employee who owns or would be deemed to own five percent or more of the voting power or value of all classes of stock of the Company or one of its subsidiaries is ineligible to participate in the Plan. Approximately 2,877 current employees are eligible to participate in the Plan. Rights of employees under the Plan are not transferable.

Number of Shares Covered by the 2019 Plan

The maximum number of shares issuable pursuant to the Plan, or purchasable by the custodian pursuant to the Plan, is 750,000 shares of the Company’s Common Stock.

Purchase of Shares

Each eligible employee may participate in the Plan by filing a subscription and payroll deduction authorization form with the

Company. No employee will be allowed to subscribe for shares which, together with shares purchasable under all stock purchase or option plans of the Company, would have a fair market value of more than $25,000 in any one calendar year. The amount deducted from any paycheck may not exceed five percent of the employee’s gross amount of base pay for the payroll period. Payroll deductions for any subsequent pay period may be changed by giving written notice to the Company. An employee may change his or her deductions or reinstate participation in the Plan after termination only once during each calendar year.

Amounts withheld will be remitted monthly to an independent custodian selected under the Plan (the “Custodian”), which will apply the funds, together with the Company’s matching contribution described below, to the purchase in the open market of shares of the Company’s Common Stock for participating employees. The purchase price for shares purchased under the Plan will be the price at which the shares are purchased by the Custodian in the open market. Brokerage commissions on such purchases will be paid by the Company.

Administration

The Board of Directors administers the Plan. The Board may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, decide any question of interpretation of the Plan and generally supervise the administration of the Plan. The Board of Directors has delegated to the Compensation Committee of the Board of Directors authority for general administration of the Plan.

Matching Contributions

The Company contributes to the Plan a monthly matching contribution that is added to the funds contributed by participants during the immediately preceding month (via payroll deductions) for the purchase of shares under the Plan by the Custodian. The matching contribution is the amount necessary to permit participants to acquire shares under the Plan at 85% of the market price paid by the Custodian for such shares, resulting in a 15% purchase price discount.

40	2019 Proxy Statement	THE GREENBRIER COMPANIES

Proposal 3 - Approval of Amendment to 2014 Employee Stock Purchase Plan

Custodian

Shares purchased under the Plan will be held by the Custodian. By appropriate instructions from the employee, the shares may be sold for the employee’s account or transferred into the employee’s own name or into a brokerage account. The Custodian will maintain the records of the Plan. The Plan requires that all cash dividends, if any, in respect of shares held by the Custodian will be automatically reinvested in the purchase of additional shares pursuant to the Company’s Automatic Dividend Reinvestment Plan.

Expenses

The Company will pay all the expenses of the Plan, except expenses incurred in connection with the sale of shares for the account of an employee.

Amendment and Termination

The Board of Directors of the Company may from time to time amend the Plan in any and all respects, except that without the affirmative vote of a majority of the outstanding shares of the Company the Board of Directors may not extend the term of the Plan. The Board of Directors may terminate the Plan at any time without notice.

Tax Consequences of Plan

The Plan is designed and intended to qualify for preferential tax treatment under Section 423 of the Internal Revenue Code (“Code §423”). One of the requirements for such qualification is that the Plan must be approved by the Company’s shareholders within 12 months of adoption by the Board. If the Plan meets all of the requirements of Code §423, an employee who purchases stock under the Plan will not recognize income for federal income tax purposes on the purchase, but will instead defer the tax consequences until the employee sells or otherwise disposes of the stock. If stock that was purchased under a Code §423 qualified plan is held for more than one year after the date of purchase and more than two years after the beginning of the offering period, a portion of the overall gain will be taxed as ordinary income upon the sale or other disposition. The amount of ordinary income equals the lesser of: (1) the actual gain on sale or other disposition (the amount by which the market value of the shares on the date of sale, gift or death exceeds the purchase price), or (2) the purchase price discount. If the stock is sold or otherwise disposed of within either of the Code §423 holding periods (a “disqualifying disposition”), the employee recognizes ordinary income at the time of sale or other disposition on the amount by which the fair market value of the stock as of the date of purchase price exceeds the purchase price, even if no gain is realized on the sale or disposition of the stock.

Vote Required for Approval

The Plan is being submitted to shareholders in order for the Plan to continue to qualify for tax-favored treatment under Code §423. The favorable vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote and which has actually been voted will be required. Abstentions and broker non-votes will have no effect on the results of the vote. The enclosed proxy will be voted for or against approval of the Plan, or as an abstention, in accordance with the instructions specified in the proxy form. If no instructions are given on a properly executed and returned proxy, the proxy will be voted for approval of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO 2014 EMPLOYEE STOCK PURCHASE PLAN. UNLESS MARKED OTHERWISE, PROXIES RECEIVED WILL BE VOTED FOR THIS PROPOSAL.

THE GREENBRIER COMPANIES	2019 Proxy Statement	41

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF AUDITORS

For fiscal years 2018 and 2017 KPMG LLP (“KPMG”) performed professional services for the Company.

The Audit Committee has appointed, and recommends the approval of the appointment of, KPMG to audit the consolidated financial statements of the Company for fiscal year 2019. Shareholder ratification of the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. The Board of Directors, however, is submitting the selection of KPMG to the shareholders for ratification. In the event the shareholders do not ratify the appointment of KPMG, the selection of an independent registered public accounting firm will be determined by the Audit Committee after careful consideration of any information submitted by the shareholders.

A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

In order for this Proposal 4 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. Broker discretionary voting of uninstructed shares is permitted on this Proposal 4. Abstentions will not affect the outcome of voting on this Proposal 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL YEAR 2019. UNLESS MARKED OTHERWISE, PROXIES RECEIVED WILL BE VOTED FOR THIS PROPOSAL.

Fees Paid to KPMG

The Audit Committee pre-approved 100% of the audit services, audit-related services, tax services and other services provided by KPMG in fiscal years 2018 and 2017.

Audit, audit-related and tax fees paid to KPMG for fiscal years 2018 and 2017 aggregated $4,301,686 and $3,960,404 and were composed of the following:

	2018	2017
Audit Fees	$3,245,650	$3,007,382
Audit-Related Fees	200,349	248,753
Total Audit and Audit-Related Fees	3,445,999	3,256,135
Tax Fees	855,687	704,269
All Other Fees	—	—
Total Audit, Audit-Related and Tax Fees	$4,301,686	$3,960,404

Audit Fees. This category consists of fees billed for the audit of the Company’s annual financial statements for fiscal years 2018 and 2017 and for consents, comfort letters, reviews of registration statements and similar services that include or incorporate the audited financial statements and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and Sarbanes-Oxley Section 404 review.

Audit-Related Fees. This category consists of fees billed for SSAE 16 audits and due diligence for fiscal years 2018 and 2017.

Tax Fees. This category consists of fees billed for tax return preparation and for services associated with routine tax advice concerning federal, state, local and foreign tax matters.

The Audit Committee has adopted a policy, as amended, for the pre-approval of services provided by the independent auditors. A copy of the Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor is attached as Appendix B. The Audit Committee has considered whether the provision by KPMG of non-audit services is compatible with maintaining KPMG’s independence.

42	2019 Proxy Statement	THE GREENBRIER COMPANIES

Proposal 4 - Ratification of Appointment of Auditors

Report of the Audit Committee

Board of Directors

The Greenbrier Companies, Inc.

The Audit Committee of the Board of Directors is established pursuant to the Company’s Bylaws, as amended, and the Audit Committee Charter adopted by the Board of Directors. A copy of the Charter, as amended, is available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at www.gbrx.com.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Charter.

For fiscal year 2018, the members of the Audit Committee of the Board of Directors were Graeme A. Jack (Chairman), Wanda F. Felton, Duane C. McDougall, Donald A. Washburn and Kelly M. Williams. Each member of the Audit Committee who served during fiscal year 2018 is, or during the time of their service was, an independent director as defined under the rules of the New York Stock Exchange (“NYSE”). The Board annually reviews applicable standards and definitions of independence for Audit Committee members and has determined that each member of the Audit Committee meets such standards.

With respect to the year ended August 31, 2018, in addition to its other work, the Audit Committee:

•

Reviewed and discussed with the Company’s management and independent auditors the effectiveness of the Company’s internal controls and the audited financial statements of the Company as of August 31, 2018, and for the year then ended;

•

Discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, regarding “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board; and

•

Received from the independent auditors written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with the auditors the firm’s independence.

Based upon the review and discussions summarized above, together with the Committee’s other deliberations and Item 8 of SEC Form 10-K, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company, as of August 31, 2018 and for the year then ended, be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2018 for filing with the SEC.

October 23, 2018

Graeme A. Jack, Chairman

Wanda F. Felton

Duane C. McDougall

Donald A. Washburn

Kelly M. Williams

The above shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

THE GREENBRIER COMPANIES	2019 Proxy Statement	43

OWNERSHIP OF GREENBRIER

COMMON STOCK

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to beneficial ownership of the Company’s Common Stock (the only outstanding class of voting securities of the Company) by each of our directors or nominees for director, by each of our Named Executive Officers, by all of our current directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock. We believe the persons and entities named below hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated in the footnotes. The information with respect to each person or entity specified is as supplied or confirmed by such person or entity, is based upon statements filed with the SEC or is based upon our knowledge, and is as of October 31, 2018, unless otherwise indicated in the footnotes.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)

William A. Furman	150,223		(3)
One Centerpointe Drive, Suite 200 Lake Oswego, Oregon 97035

Thomas B. Fargo	9,821		(3)

Wanda F. Felton	2,842		(3)

Graeme A. Jack	45,306		(3)

Duane C. McDougall	45,044		(3)

David L. Starling	3,442		(3)

Charles J. Swindells	29,868		(3)

Donald A. Washburn	38,617		(3)

Kelly M. Williams	9,821		(3)

Alejandro Centurion	20,694		(3)

Mark J. Rittenbaum	73,791		(3)

Lorie L. Tekorius	42,496		(3)

Brian J. Comstock	15,954		(3)

Adrian J. Downes	40,486		(3)

All directors and executive officers as a group (16 persons)(4)	569,506		1.76%

BlackRock, Inc.	3,901,950	(5)	12.06%
55 East 52nd Street New York, NY 10055

The Vanguard Group	5,406,379	(6)	16.71%
100 Vanguard Blvd. Malvern, PA 19355

Dimensional Fund Advisors LP	1,896,373	(7)	5.86%
Building One 6300 Bee Cave Road Austin, TX 78746

(1)

More than one person may be deemed to be a beneficial owner of the same securities as determined in accordance with the rules of the SEC. In certain cases, voting and investment power may be shared by spouses under applicable law. The inclusion of shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

(2)

Calculated based on number of outstanding shares as of October 31, 2018, which is 32,350,212 plus the total number of shares of which the reporting persons have the right to acquire beneficial ownership within 60 days following October 31, 2018.

(3)	Less than one percent.
(4)	A portion of these shares for certain of the individuals is subject to certain vesting requirements.
(5)

As reported in Amendment No. 2 to Schedule 13G dated December 31, 2017 and filed with the SEC on February 8, 2018. BlackRock has sole voting power over 3,828,386 shares reported and sole dispositive power over all 3,901,950 shares reported. BlackRock does not have shared voting power or shared dispositive power over any of the shares reported.

(6)

As reported in Amendment No. 6 to Schedule 13G dated December 31, 2017 and filed with the SEC on February 9, 2018. The Vanguard Group has sole voting power with respect to 30,726 shares reported and sole dispositive power with respect to 5,373,789 shares reported. The Vanguard Group has shared power to vote or direct to vote 4,124 shares reported and shared dispositive power with respect to 32,590 shares reported.

44	2019 Proxy Statement	THE GREENBRIER COMPANIES

Ownership of Greenbrier Common Stock

(7)

As reported in Amendment No. 9 to Schedule 13G dated December 31, 2017 and filed with the SEC on February 9, 2018. Dimensional Fund Advisors LP (“Dimensional”) has sole voting power with respect to 1,831,113 shares reported and sole dispositive power with respect to all 1,896,373 reported. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Amendment No. 9 to Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G shall not be construed as an admission that the reporting person or any affiliate of the reporting person is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the Company’s securities with the SEC and the NYSE. Officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required, to our knowledge all of the Section 16(a) filing requirements applicable to such persons with respect to fiscal year 2018 were complied with except that the Form 4 filed by William A. Furman on November 17, 2017, reporting, among other sales, two sales made on November 10, 2017, was filed late with respect to the sales made on November 10, 2017.

THE GREENBRIER COMPANIES	2019 Proxy Statement	45

ANNUAL MEETING INFORMATION

Voting Securities and Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation by our Board of proxies to be voted at the 2018 Annual Meeting of Shareholders of the Company. Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the meeting. As of November 7, 2018, there were 32,350,212 shares of Common Stock outstanding and entitled to vote, and a majority, or 16,175,107 of these shares, will constitute a quorum for the transaction of Business. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the meeting.

The cost of soliciting proxies will be borne by us. In addition to solicitation by mail, proxies may be solicited personally by our officers and regular employees or by telephone, facsimile, electronic transmission or express mail. We have also engaged Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of votes as described below. We will pay Innisfree a fee of $10,000 plus customary costs and expense for these services. The Company has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement. We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals.

Other Business

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting or any adjournments or postponements thereof.

Additional Information

We file annual, quarterly, and special reports, proxy statements and other information with the SEC. Shareholders may inspect and copy these materials at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of our annual, quarterly and special reports, Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Guidelines are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at www.gbrx.com.

Shareholder Proposals

To be eligible for inclusion in the Company’s proxy materials for the 2019 Annual Meeting, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, must have been received not later than July 19, 2018 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

Shareholders may bring business before an annual meeting only in compliance with the Company’s Amended and Restated Bylaws. For business to be properly brought before the 2020 Annual Meeting by a shareholder, notice must be given to the Secretary of the Company in writing on or before the close of business on July 17, 2019. As to each proposal, the notice must set forth: (i) a brief description of the business and reasons for conducting such business at the annual meeting; (ii) the shareholder’s name and address as they appear on the Company’s books; (iii) the class and number of shares beneficially owned by the shareholder; (iv) any material interest of the shareholder in the proposed business and a description of all arrangements between the shareholder and any other person (including their names) in connection with the proposal; and (v) a representation that the shareholder intends to appear in person at the annual meeting to bring the proposed business before the meeting. The presiding officer at an annual meeting will determine whether a matter is properly brought before the meeting and, if not properly brought, the matter will not be considered or acted upon.

Shareholders may nominate a candidate for election as a director only in compliance with the Company’s Amended and Restated Bylaws. For a director candidate to be nominated by a shareholder for the 2020 Annual Meeting, notice of the nomination must be received by the Secretary of the Company in writing on or before the close of business on July 17, 2019. The notice must (i) set forth as to each director nominee (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class or series and number of shares of capital

46	2019 Proxy Statement	THE GREENBRIER COMPANIES

Annual Meeting Information

stock of the Company owned beneficially or of record by the nominee or in which the nominee has an economic interest through derivative instruments, and (D) any other information relating to the nominee that would be required in a proxy statement or other filing in connection with solicitations of proxies for director elections pursuant to Section 14 of the Exchange Act, and the rules and regulations thereunder; and (ii) set forth as to the shareholder giving the notice (A) the name and record address of the shareholder, (B) the class or series and number of shares of capital stock of the Company owned beneficially or of record by the shareholder or in which the shareholder has an economic interest through derivative instruments, (C) a description of all arrangements between the shareholder and each proposed nominee and any other person (including their names) pursuant to which the nomination is made by the shareholder, (D) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the candidate named in the notice, and (E) any other information relating to the shareholder that would be required in a proxy statement or other filing in connection with solicitations of proxies for director elections pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder. The foregoing notice must be accompanied by a signed written consent of each proposed nominee named to serve as a director if elected.

To be eligible for inclusion in the Company’s proxy materials for the 2020 Annual Meeting, a proposal to be presented by a shareholder at that meeting, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, must be received not later than July 17, 2019 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

Incorporation by Reference

According to the provisions of Schedule 14A under the Securities Exchange Act of 1934, the information set forth in the following section of our annual report on Form 10-K is incorporated into this proxy statement by reference: “Executive Officers of the Registrant” from Part I of the Company’s Annual Report on Form 10-K for the year ended August 31, 2018, as filed with the SEC on October 26, 2018.

A copy of the Company’s 2018 Annual Report on Form 10-K will be available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, or on the Company’s website at www.gbrx.com.

THE GREENBRIER COMPANIES	2019 Proxy Statement	47

APPENDIX A

AMENDMENT TO 2014 EMPLOYEE STOCK PURCHASE PLAN

THE GREENBRIER COMPANIES, INC.

AMENDMENT

TO

2014 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors of The Greenbrier Companies, Inc. (the “Company”) has adopted this Amendment to The Greenbrier Companies, Inc. 2014 Employee Stock Purchase Plan (the “Plan”), effective as of October 24, 2018.

1.	Termination Date of the Plan. The termination date of the Plan is extended from February 28, 2019 to February 29, 2024.

2.	No Further Amendments. Except as amended hereby, the Plan remains in full force and effect.

3.

Effectiveness of Amendment. Pursuant to Section 16 of the Plan, this Amendment shall become effective upon the approval of stockholders holding a majority of the outstanding shares of the Company’s common stock within twelve months after its adoption by the Board of Directors.

THE GREENBRIER COMPANIES, INC.

By:
Name:
Title:

THE GREENBRIER COMPANIES	2019 Proxy Statement	A-1

APPENDIX B

POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT

SERVICES PROVIDED BY THE INDEPENDENT AUDITOR

Purpose and Applicability

We recognize the importance of maintaining the independent and objective viewpoint of our independent auditors. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee, and the independent auditors.

The Company (which includes consolidated subsidiaries as used herein) recognizes that the Company’s independent registered public accounting firm (the “Audit Firm”) possesses a unique knowledge of the Company, and, as a worldwide firm, can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth guidelines and procedures to be followed by the Company when retaining the Audit Firm to perform audit and non-audit services.

Policy Statement

All services provided by the Audit Firm, both audit and non-audit, must be pre-approved by the Audit Committee or a Designated Member (as defined below). Although the Sarbanes-Oxley Act of 2002 permits de minimis exceptions, our policy is to pre-approve all audit and non-audit services. Examples of audit and permitted non-audit services include:

•	Audits of the Company’s financial statements required by SEC rules, lenders, statutory requirements, regulators, and others, including quarterly review procedures.

•	Consents, comfort letters, reviews of registration statements and similar services that incorporate or include the audited financial statements of the Company, including responding to the SEC or other regulators regarding such financial statements.

•	Employee benefit plan audits.

•	Accounting consultations and support related to the application of generally accepted accounting principles or the implementation of new laws or regulations, such as compliance with the Sarbanes-Oxley Act, including Section 404 of the Act.

•	Tax compliance and related support for any tax returns filed by the Company, including returns filed by any executive or expatriate under a company-sponsored program.

•	Tax advice, planning and support.

•	Merger and acquisition due diligence services.

The Audit Committee or a Designated Member may pre-approve at any time up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services, in each case described in reasonable detail and subject to any specific annual monetary limit also approved by the Audit Committee or a Designated Member. The Audit Committee must be informed about each such service that is actually provided.

For each proposed service, the independent auditors shall provide detailed back-up documentation at the time of approval to permit the Audit Committee or a Designated Member to make a determination whether the provision of such services would impair the auditor’s independence. Such documentation should be so detailed that there should never be any doubt as to whether any particular service was brought to the attention of, considered and pre-approved by the Audit Committee or a Designated Member. At a minimum, in connection with seeking pre-approval for a proposed service or class of services, the Company’s independent auditor shall (i) provide the Audit Committee or Designated Member with a written description of the nature and scope of the service, including the fee structure for the engagement; (ii) describe and discuss with the Audit Committee or Designated Member the potential effects of the service on the firm’s independence; and (iii) document the substance of its discussion with the Audit Committee or Designated Member. As an example of the level of detail required for pre-approval, in connection with pre-approval of the preparation of the Company’s federal, state and local corporate tax returns, the back-up documentation provided should identify clearly each return, including information on each jurisdiction where a return is to be filed, the type or types of tax return, and how often each return is to be prepared and filed.

When considering whether to grant an approval, the Audit Committee should consider the nature, scope and fees of the service to be provided to the Company as well as the principles and guidance established by the SEC and PCAOB with respect to auditor independence, including the fact that an auditor cannot (i) function in the role of management; (ii) audit his or her own work; or (iii) serve in an advocacy role for the Company.

Delegation of Pre-Approval

The Audit Committee may delegate to one or more designated member(s) of the Audit Committee a “Designated Member”), who is independent as defined under the standards of the NYSE, the authority to grant pre-approvals of permitted services (defined below), or classes of permitted services, to be provided by the Audit Firm. The decisions of a Designated Member to

B-1	2019 Proxy Statement	THE GREENBRIER COMPANIES

Appendix B - Policy Regarding the Approval of Audit and Non-Audit Services

pre-approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

All fees paid to the Audit Firm will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules, including disclosure of the amount of Audit Fees, Audit Related Fees, Tax Fees and All Other Fees.

Prohibited Services

The Company may not engage the Audit Firm to provide the non-audit services described below to the Company, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements:

1.

Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements. The Audit Firm may not maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC.

2.

Appraisal or Valuation Services, Fairness Opinions or Contribution-in-Kind Reports. The Audit Firm may not provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the Audit Firm would audit the results. Transfer studies, cost segregation studies and other tax-only valuations are not prohibited services.

3.

Actuarial Services. The Audit Firm may not provide insurance actuarial-oriented advisory services unless the Company uses its own actuaries or third party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for actuarial methods and assumptions.

4.

Management Functions or Human Resources. Partners and employees of the Audit Firm may not act as a director, officer, or employee of the Company, or perform any decision-making, supervisory, or ongoing monitoring function for the Company. The Audit Firm cannot recruit potential employees, act as a negotiator on the Company’s behalf, deliver employee testing or evaluation programs, or recommend or advise that the Company hire a specific candidate for a specific job.

5.	Broker-Dealer, Investment Adviser, or Investment Banking Services. The Audit Firm may not serve as a broker-dealer, promoter or underwriter of the Company’s securities.
6.

Legal Services and Expert Services Unrelated to the Audit. The Audit Firm may not provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction.

7.	Internal Audit Outsourcing. The Audit Firm may not provide any internal audit services relating to accounting controls, financial systems, or financial statements.

8.

Financial Information Systems Design and Implementation. The Audit Firm may not design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements, taken as a whole.

9.	Other Services. The Audit Firm may not provide any other services that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Non-prohibited services shall be deemed permitted services and may be provided to the Company with the pre-approval of a Designated Member or by the full Audit Committee, as described herein.

Audit Committee Review of Services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, provided by the Audit Firm.

•	A listing of newly pre-approved services since its last regularly scheduled meeting.

At least annually, the Audit Committee shall review, in addition to the fee disclosure in the proxy statement:

•	An updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Audit Firm.

Effective Date

This policy shall be effective immediately upon approval by the Audit Committee.

The Policy was most recently amended by the Audit Committee on April 5, 2011 and reviewed on June 27, 2018.

THE GREENBRIER COMPANIES	2019 Proxy Statement	B-2

APPENDIX C

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of Net Earnings to Adjusted EBITDA and Adjusted EBITDA (Pre-Bonus)

(in thousands)

	Year Ended August 31,
	2018	2017	2016
Net earnings	$172,063	$160,462	$284,824
Interest and foreign exchange	29,368	24,192	13,502
Income tax expense	32,893	64,014	112,322
Depreciation and amortization	74,356	65,129	63,345
GBW goodwill impairment	9,493	3,522	—
Adjusted EBITDA	$318,173	$317,319	$473,993
Bonus expense	20,486
Adjusted EBITDA (Pre-Bonus)	338,659

C-1	2019 Proxy Statement	THE GREENBRIER COMPANIES

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THE GREENBRIER COMPANIES One Centerpointe Drive, Suite 200 Lake Oswego, Oregon 97035 gbrx.info@gbrx.com 007774/00314/9296249v4

THE GREENBRIER COMPANIES IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.00000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Pacific Time, on January 8, 2019. Vote by Internet Go to www.envisionreports.com/gbx Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 – 4. 1. Election of Directors 01 - Thomas B. Fargo For Withhold 02 - Duane C. McDougall For Withhold 03 - Donald A. Washburn For Withhold 2. Advisory approval of the compensation of the Company’s named executive officers. For Against Abstain 3. Approval of an amendment to the Company’s 2014 Employee Stock Purchase Plan. 4. Ratification of the appointment of KPMG LLP as the Company’s independent auditors for 2019. For Against Abstain B Non-Voting Items Change of Address – Please print your new address below. Comments – Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below Please sign and date exactly as your name or names appear above. If more than one name appears, all should sign. Persons signing as attorney, executor, administrator, corporate officer, trustee, guardian, custodian, or in any other official or representative capacity should also provide full title. If a partnership, please sign in full partnership name by an authorized person. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. C 1234567890 J N T 1UPX 3936251 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02XKLB

You are cordially invited to attend the 2019 Annual Meeting of Shareholders of The Greenbrier Companies, Inc., which will be held at the Benson Hotel, 309 SW Broadway, Portland, Oregon beginning at 2:00 p.m. on Wednesday, January 9, 2019. Whether or not you plan to attend the meeting, please vote via internet, telephone, or sign, date and return your proxy form as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is important that your stock be represented. Sherrill A. Corbett Secretary IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. THE GREENBRIER COMPANIES Proxy—The Greenbrier Companies, Inc. Notice of 2019 Annual Meeting of Shareholders Benson Hotel, 309 SW Broadway, Portland, Oregon Proxy Solicited by Board of Directors for Annual Meeting - (January 9, 2019) The undersigned hereby appoints William A. Furman, Charles J. Swindells and Donald A. Washburn, or any of them, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of The Greenbrier Companies, Inc. to be held on January 9, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of each of the nominees for director, FOR the resolution set forth in Proposal 2, FOR approval of the Amendment to 2014 Employee Stock Purchase Plan, and FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for 2019. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)